UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party Other Than the Registrant ☐

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☐ Preliminary Proxy Statement

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☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Owens Corning

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATE & TIME:

Thursday April 16, 2015

10:00 a.m. Eastern Daylight Time

PLACE:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Most stockholders have a choice of voting on the Internet, by telephone or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote on the Internet or by telephone, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

Only stockholders who are eligible to vote at the Annual Meeting will be admitted to the Annual Meeting. Stockholders must present a form of personal photo identification to be admitted. If your shares are held in the name of a bank, broker or other holder of record, you also must present a brokerage statement or other proof of ownership to be admitted.

HELP US REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other stockholders living in your household, you may receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents. Please see the response to the question “What is ‘householding’ and how does it affect me?” for more information on this stockholder program that eliminates duplicate mailings.

OWENS CORNING

One Owens Corning Parkway

Toledo, Ohio 43659

Notice of Annual Meeting of Stockholders

TIME AND DATE:	10:00 a.m., Eastern Daylight Time on Thursday April 16, 2015

PLACE:	Sidley Austin LLP 787 Seventh Avenue New York, New York 10019

PURPOSE:

1.      To elect the following directors to serve until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified: James J. McMonagle, W. Howard Morris and Suzanne P. Nimocks.

2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

3. To approve, on an advisory basis, 2014 named executive officer compensation.

4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

RECORD DATE:	You can vote if you were a stockholder of record at the close of business on February 25, 2015.

ANNUAL REPORT:	Our Annual Report for the Fiscal Year Ended December 31, 2014 (“2014 Annual Report”) is enclosed with these materials as a separate booklet.

PROXY VOTING:	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares on the Internet, by telephone or by completing and returning your proxy or voting instruction card. See details under the heading “How do I vote?”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 16, 2015: The Notice of Annual Meeting and Proxy Statement and 2014 Annual Report are available at https://materials.proxyvote.com/690742.

By order of the Board of Directors,

John W. Christy

Secretary

Toledo, Ohio

March 12, 2015

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PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Owens Corning (“Owens Corning,” the “Company,” “we,” “us” or “our”), a Delaware corporation, on behalf of the Company of proxies to be voted at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof. On or about March 12, 2015, we began distributing these proxy materials to stockholders.

How can I attend the Annual Meeting?

You are invited to attend the Annual Meeting on April 16, 2015, beginning at 10:00 a.m., Eastern Daylight Time. The Annual Meeting will be held at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. Only stockholders who are eligible to vote at the Annual Meeting or their authorized representatives will be admitted. Stockholders must present one form of photo identification to be admitted to the Annual Meeting. If you are a beneficial owner of shares, you also must present a brokerage statement or other proof of ownership to be admitted. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. Seating will be limited.

Who is entitled to vote at the Annual Meeting?

Holders of Owens Corning common stock at the close of business on February 25, 2015, the record date for the Annual Meeting, are entitled to receive this Proxy Statement and to vote their shares at the Annual Meeting. As of that date, there were 118,247,213 shares of common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. All stockholders of record may vote in person at the Annual Meeting. Stockholders of record may also be represented by another person by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot in order to vote at the Annual Meeting.

The names of stockholders of record entitled to vote at the Annual Meeting will be available for any purpose germane to the meeting at the Annual Meeting and for ten days prior to the Annual Meeting between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio, 43659 by contacting the Secretary of the Company.

How do I vote?

You may vote using one of the following methods:

•	vote through the Internet at www.proxyvote.com using the instructions included on the proxy card or voting instruction card;

•	vote by telephone using the instructions on the proxy card or voting instruction card;

•	complete and return a written proxy or voting instruction card; or

•	attend and vote at the Annual Meeting. (See “Who is entitled to vote at the Annual Meeting?”)

Your vote is important. Please vote promptly.

Will my shares be voted if I do not provide instructions to my broker?

If you are the beneficial owner of shares held in “street name” by a broker, the broker (as the record holder of the shares) is required to vote those shares in accordance with your instructions. If you do not provide instructions, your broker will not be able to vote your shares on “non-discretionary” proposals. The only item at the Annual Meeting that is “discretionary” is the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Accordingly, if you are a beneficial owner, your broker or other holder of record is permitted to vote your shares on the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if the stockholder of record does not receive voting instructions from you.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What are the voting requirements to elect the directors and to approve the proposals discussed in this Proxy Statement?

The presence of the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

•	Election of Directors

A plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withhold” with respect to the election of directors. Only votes “for” are counted in determining whether a plurality has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors.

•	Ratification of the Selection of PricewaterhouseCoopers LLP

Although ratification is not required by our Bylaws or otherwise, we are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against the proposal.

•	Say on Pay

The affirmative vote of a majority of the votes which could be cast by the holders of all stock entitled to vote which are present in person or by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. Abstentions will count as present and entitled to vote for purposes of this proposal and will have the effect of a vote against the proposal.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. However, if other matters should be properly presented at the meeting, the proxy holders will have the discretion to vote your shares in accordance with their best judgment.

Who will tabulate the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election. John W. Christy and Raj B. Dave have been appointed to serve as alternate inspectors of election in the event Broadridge is unable to serve.

Who will pay the cost of this proxy solicitation?

The Company will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission or facsimile transmission, and such persons will not receive additional compensation for their solicitation efforts. We have hired Alliance Advisors, L.L.C. to assist in the distribution and solicitation of proxies for a fee of $20,000, plus reasonable expenses, for these services.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding.” This procedure is designed to reduce the volume of duplicate information received at your household and helps us reduce our printing and mailing costs. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Notice of Annual Meeting and Proxy Statement and accompanying documents, unless one or more of these stockholders notifies us otherwise.

Stockholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting and Proxy Statement and accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Beneficial owners can request information about householding from their brokers or other holders of record.

PROPOSAL 1

ELECTION OF DIRECTORS

Information Concerning Directors

Currently, our Board of Directors consists of 13 directors in three classes, with four directors in Class III, four directors in Class I and five directors in Class II. One Class III director, Mr. Blake, will retire at the Annual Meeting.

•	The directors currently serving in Class III hold office for a term expiring at the Annual Meeting.

•	The directors currently serving in Class I hold office for a term expiring at the Annual Meeting of Stockholders in 2016.

•	The directors currently serving in Class II hold office for a term expiring at the Annual Meeting of Stockholders in 2017.

The directors in Class III whose terms expire at the Annual Meeting are: James J. McMonagle, W. Howard Morris and Suzanne P. Nimocks. Pursuant to the Corporate Governance Guidelines, adopted by our Board of Directors, the retirement age for directors is 73. A director who has attained age 73 may continue to serve as a director until the next succeeding annual meeting of stockholders. Norman P. Blake has attained retirement age and will retire at the Annual Meeting. Upon his retirement, the then current size of the Board of Directors will be reduced by one.

Pursuant to the Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of Owens Corning’s business environment, and willingness to devote adequate time and efforts to Board responsibilities. The Board of Directors believes that each of the current directors and nominees for director exhibit each of these characteristics. Set forth below with each director’s biographical information is a description of the principal experience, qualifications, attributes or skills that led the Board to the conclusion that each individual should serve as an Owens Corning director.

Your proxy will vote for each of the three nominees unless you specifically withhold authority to vote for any or all of the nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve as a director if elected.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. Each person elected at the Annual Meeting will serve until the Annual Meeting of Stockholders in 2016 and until his/her successor is duly elected and qualified.

Phased-In Declassification of the Board

At our Annual Meeting of Stockholders in 2014, the stockholders voted to declassify the Board of Directors in a transitional manner beginning with annual elections for directors in Class III in 2015. Accordingly, the Board of Directors has nominated each of Ms. Nimocks and Messrs. McMonagle and Morris for re-election as directors at the Annual Meeting for a new term expiring at the Annual Meeting of Stockholders in 2016.

The Board of Directors recommends that you vote FOR each director nominee named in Proposal 1.

Nominees for Election as Directors in Class III—For a Term Expiring at the Annual Meeting of Stockholders in 2016

JAMES J. MCMONAGLE, 70 Director Since 2007	Mr. McMonagle has been Of Counsel at Vorys, Sater, Seymour & Pease LLP, a law firm in Cleveland, Ohio, since 2002. Mr. McMonagle is Director and Chairman of the Board of Selected Family of Funds and formerly served as Senior Vice President, General Counsel and Secretary of University Hospital Health System, Inc. and University Hospitals of Cleveland. He also was a Common Pleas Court Judge of Cuyahoga County, Ohio, and an attorney in private practice.

Director Qualifications: Mr. McMonagle’s distinguished career as an attorney, general counsel, board chairman and as a judge enables him to provide the Board valuable insights regarding regulatory risk, governance, government processes and law.

W. HOWARD MORRIS, 54 Director Since 2007	Mr. Morris has been President and Chief Investment Officer of The Prairie & Tireman Group, an investment partnership, since 1998. Mr. Morris was formerly Vice President and Senior Portfolio Manager at Comerica Asset Management from 2006 to 2007, Emergency Financial Manager, Inkster, Michigan Public Schools, from 2002 to 2005, and Chief Financial Officer, Detroit, Michigan Public School District, from 1999 to 2000. He is a Certified Public Accountant and Chartered Financial Analyst.

Director Qualifications: Mr. Morris brings to the Board, among other skills and qualifications, experience in auditing, finance and investments. Mr. Morris’s experience as a certified public accountant and chartered financial analyst and knowledge of finance led to his designation as an “audit committee financial expert.”

SUZANNE P. NIMOCKS, 56 Director Since 2012

Ms. Nimocks was formerly a Director with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various capacities since 1989, including as leader of the firm’s Global Petroleum Practice, Electric Power & Natural Gas Practice, as well as the Global Organization Practice. Ms. Nimocks served on several of the firm’s worldwide personnel committees for many years and formerly served as the Houston Office Manager. Ms. Nimocks is a Director at Axip Energy Services, a privately-held natural gas compression company based in Houston.

Ms. Nimocks chairs the Board of the Houston Zoo and is a Trustee for the Texas Children’s Hospital. Ms. Nimocks is a former board member of the Greater Houston Partnership, United Way of the Texas Gulf Coast and the American Heart Association, and a former Trustee of the St. John’s School in Houston.

Public Company Directorships in the Last Five Years:

•       Encana Corporation

•       Rowan Companies Inc.

•       ArcelorMittal

Director Qualifications: Ms. Nimocks brings to the Board, among other skills and qualifications, over 20 years of experience in a global management consulting firm, focusing on strategic planning and risk management. Ms. Nimocks also has extensive experience serving as a director of other global public companies.

Class I—With Terms Expiring at the Annual Meeting of Stockholders in 2016

RALPH F. HAKE, 66 Director Since 2006

Mr. Hake retired as Chairman and Chief Executive Officer of the Maytag Corporation, a manufacturer of home and commercial appliances, in 2006. Prior to joining Maytag, Mr. Hake was Executive Vice President and CFO of Fluor Corporation, a $10 billion engineering and construction company. Mr. Hake also served in executive positions at Whirlpool Corporation. Prior to joining Whirlpool, Mr. Hake served in various corporate strategic and financial positions at the Mead Corporation of Dayton, Ohio. Mr. Hake also served on the Board of Directors of the National Association of Manufacturers and was Chairman of the group’s taxation and economic policy group.

Public Company Directorships in the Last Five Years:

•       ITT Corporation

•       Smurfit-Stone Container Corporation

•       Rock-Tenn Company

•       Exelis, Inc.

Director Qualifications: Mr. Hake brings to the Board, among other skills and qualifications, over 20 years of leadership experience at manufacturing companies. He has served in senior financial and management roles as well as in leadership positions on the boards of other diversified public companies. His experience at public companies has provided Mr. Hake with extensive knowledge in governance, finance, manufacturing and operations and enables him to make significant contributions to the Board. Mr. Hake’s extensive experience in financial management roles and understanding of accounting led to his designation as an “audit committee financial expert.”

J. BRIAN FERGUSON, 60 Director Since 2011

Mr. Ferguson retired from his position as Executive Chairman of Eastman Chemical Company, a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers, at the end of 2010, having retired as Chief Executive Officer of Eastman in May 2009. He became Chairman and Chief Executive Officer of Eastman in January 2002. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. Mr. Ferguson is also the retired Chairman of the American Chemistry Council. Mr. Ferguson serves on The University of Tennessee Board of Trustees.

Public Company Directorships in the Last Five Years:

•       NextEra Energy, Inc.

•       Phillips 66

Director Qualifications: Mr. Ferguson brings to the Board, among other skills and qualifications, over 30 years of leadership experience at Eastman Chemical Company, culminating in his service as Chief Executive Officer and as Executive Chairman. Additionally, he has served on the boards of several publicly traded companies. He has experience in international business, industrial operations, strategic planning and capital raising strategies, as well as in executive compensation and corporate governance. Mr. Ferguson’s extensive financial management experience led to his designation as an “audit committee financial expert.”

F. PHILIP HANDY, 70 Director Since 2006

Mr. Handy has been CEO of Strategic Industries, a worldwide diversified service and manufacturing company, since 2001. He has held leadership positions with Equity Group Corporate Investments, Chart House, Donaldson, Lufkin and Jenrette and Fidelity Management and Research. In March 2008, he was re-appointed by President George W. Bush, confirmed by the Senate, and served a second term on the National Board of Education Sciences.

Public Company Directorships in the Last Five Years:

•       Anixter International, Inc.

•       Rewards Network, Inc.

Director Qualifications: Mr. Handy brings to the Board, among other skills and qualifications, over 40 years experience in business, finance and investing. He has significant experience leading a global manufacturing company as the chief executive of Strategic Industries as well as serving as chief executive officer of two public companies, Chart House and Rewards Network, Inc. Mr. Handy also has experience serving as a director of other public companies. His experience enables him to provide insights concerning capital allocation strategy, governance, finance and investments.

MICHAEL H. THAMAN, 51 Director Since 2006

Mr. Thaman has served as Owens Corning’s President and Chief Executive Officer since 2007 and as Chairman since 2002. Mr. Thaman joined Owens Corning in 1992 and held a variety of leadership positions at Owens Corning, including serving as Chief Financial Officer beginning in 2000, President of the Exterior Systems Business beginning in 1999 and President of the Engineered Pipe Systems Business beginning in 1997. Prior to joining Owens Corning, Mr. Thaman was Vice President in the New York office of Mercer Management Consulting, a strategy consulting firm.

Public Company Directorships in the Last Five Years:

•       NextEra Energy, Inc.

Director Qualifications: Mr. Thaman has significant leadership experience with Owens Corning. The Board believes that Mr. Thaman’s strong leadership skills, financial accumen, extensive business experience and knowledge of the Company, its products and its customers is of tremendous value to the Board. This experience and knowledge qualifies Mr. Thaman to provide insight to the Board on Owens Corning’s operations, business strategy and talent, as well as financial matters. In addition to his other skills and qualifications, Mr. Thaman’s role as both Chairman and Chief Executive Officer of Owens Corning serves as a vital link between management and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy.

Class II—With Terms Expiring at the Annual Meeting of Stockholders in 2017

CESAR CONDE, 41 Director since 2014	Mr. Conde is Executive Vice President at NBCUniversal, where he oversees NBCUniversal International, which includes film and television distribution, cable channels, film and television production, theme parks, and news. Mr. Conde joined NBCUniversal in October 2013 from Univision, a leading American media company with a portfolio of Spanish language television networks, radio stations and websites, where he served as President since 2009. Mr. Conde, who joined Univision in 2003, served in a variety of senior executive capacities and is credited with transforming it into a leading global, multi-platform media brand. Prior to Univision, Conde served as the White House Fellow for Secretary of State Colin L. Powell from 2002-2003.

Director Qualifications: Mr. Conde brings a diverse set of qualifications and perspectives to the Board based on his leadership experience in the public and private sector, including his tenure as a senior executive at NBCUniversal, a Fortune 100, global media company. Mr. Conde’s experience enables him to provide valuable insights to the Board regarding global business strategy, marketing, finance and technology.

ANN IVERSON, 71 Director since 2006

Ms. Iverson has provided international consulting services in Carefree, Arizona, since 1998. Prior to that, Ms. Iverson served as Chief Executive Officer of Laura Ashley Holdings plc, Mothercare plc and Kay-Bee Toy Stores, chairperson of Brooks Sports, Inc. and Chairman of the Board of Trustees of Thunderbird—The School of Global Management. She has held executive positions with Bloomingdales and Federated Department Stores, Inc. She also has been awarded the Ellis Island Medal of Honor.

Public Company Directorships in the Last Five Years:

•      Ignite Restaurant Group

Director Qualifications: Ms. Iverson has significant leadership experience as a chief executive officer in both the public and private sectors and as a business consultant. She provides the board a global perspective, with over 10 years experience as chief executive officer of large multinational companies. Ms. Iverson brings to the Board, among other skills and qualifications, expertise in international business, branding, finance and marketing. Ms. Iverson’s audit committee experience and understanding of finance led to her designation as an “audit committee financial expert.”

EDWARD F. LONERGAN, 55 Director since 2013

Mr. Lonergan retired as Director, President and Chief Executive Officer of Chiquita Brands International, Inc., a leading international marketer and distributor of food products, upon the sale of the company in January 2015. He had served in this role since October 2012. Prior to joining Chiquita, Mr. Lonergan served as Director, President and CEO of Diversey, Inc., a leading global provider of sustainable cleaning, sanitation and hygiene solutions, from February 2006 through October 2011. Prior to joining Diversey, Mr. Lonergan served as President of the European region for The Gillette Company from May 2002 until January 2006 and was employed from 1981 to April 2002 by The Procter & Gamble Company, where he held a variety of leadership positions both domestically and internationally. Mr. Lonergan is a Director of The Schwan Food Company.

Public Company Directorships in the Last Five Years:

•      Chiquita Brands International, Inc.

Director Qualifications: Mr. Lonergan brings more than 30 years of international leadership experience at public companies in various sectors, including significant leadership experience as the former Chief Executive Officer of Chiquita Brands International. He possesses extensive knowledge of global business operations, strong strategic and financial management expertise and a keen understanding of the consumer products business.

MARYANN T. SEAMAN, 52 Director since 2014	Ms. Seaman has served as Executive Vice President and Chief Financial Officer of FMC Technologies, Inc., a leading global provider of technology solutions for the energy industry, since March 2014. As CFO, Ms. Seaman is responsible for overall financial management of FMC Technologies, its financial reporting and transparency, and for multiple corporate functions. Before being appointed to her current role, she served as Senior Vice President and CFO from 2011 to early 2014. Prior to that, she was Treasurer, and Vice President and Deputy Chief Financial Officer. Before joining FMC Technologies in 1986, Ms. Seaman served as Finance Manager for Sheller-Globe Corporation.

Director Qualifications: Ms. Seaman has extensive leadership experience in finance, operations and management. Her well-rounded management experience at FMC Technologies, a publicly traded, energy sector manufacturer, particularly in her current role as Chief Financial Officer, enables her to contribute important insights regarding business strategy, risk management and finance. Ms. Seaman’s financial management experience and extensive knowledge of accounting led to her designation as an “audit committee expert.”

JOHN D. WILLIAMS, 60 Director Since 2011	Mr. Williams has served as President and Chief Executive Officer, and a director of Domtar Corporation, a leading designer, manufacturer and marketer of fiber-based products including communication papers, specialty and packaging papers and absorbent hygiene products, since joining the company in 2009. From 2000 to 2008, Mr. Williams served in senior executive positions with SCA Packaging Ltd. and SCA Packaging Europe, among Europe’s largest producers of containerboard paper used for the manufacturing of corrugated box products. During this period, he served as President of SCA Packaging Europe, from 2005 to 2008, and as regional managing director for the company’s U.K. and Ireland operations from 2000 to 2005. Prior to joining SCA Packaging, Mr. Williams held a number of increasingly senior positions in sales, marketing, management and operations with Rexam PLC; Packaging Resources, Inc.; Huhtamaki; Alberto Culver (U.K.) Ltd.; and MARS Group.

Director Qualifications: Mr. Williams brings to the Board, among other skills and qualifications, significant leadership experience as President and Chief Executive Officer of Domtar Corporation, a large publicly traded manufacturer and as a senior manager in Europe. He has extensive experience in international business, manufacturing, financial operations, sales and marketing. Mr. Williams’ experience and knowledge of finance and global risk led to his designation as an “audit committee financial expert.”

Director Retiring at the 2015 Annual Meeting of Stockholders

NORMAN P. BLAKE, JR, 73 Director since 2006	Mr. Blake retired in 2002 as Chairman, President, and Chief Executive Officer of Comdisco, Inc. Previously he held the same position with Promus Hotel Corporation, USF&G Corporation, Heller International Corporation as well as Chief Executive Officer and General Secretary of the United States Olympic Committee. Also, he had previously been Executive Vice President—Financing Operations of the General Electric Credit Corporation, General Electric Company. He is the recipient of the degree of Economics honoris causa from Purdue University as well as Masters and Bachelor degrees. He has also been awarded the Ellis Island Medal of Honor.

GOVERNANCE INFORMATION

Corporate Governance Overview

•       92% of the Board is independent

•       Directors with experience, qualifications and skills across a wide range of public and private companies

•       Board access to Senior Management and Independent Advisors

•       Executive sessions of Independent Directors at every regular Board meeting and Committee meeting

•       All Directors attended at least 75% of
meetings held

•       Active stockholder outreach program

•       Clawback and anti-hedging policy

•       Annual advisory votes to approve executive compensation

•       Independent Lead Director with robust and defined responsibilities

•       100% Independent Audit, Compensation, Finance and Governance and Nominating Committees

•       Annual Board, Chairman/CEO, Committee evaluation process

•       Directors have limits on outside board and
audit committee service

•       Owens Corning’s global Code of
Conduct for employees, officers and
directors

•       Mandatory Director retirement age of 73

•       Stockholder communication process for communicating with the Board

•       Ranked #1 in the Building Materials
section of the Dow Jones Sustainability
Index

2016 Management Proposal on Majority Voting

The Board plans to submit a proposal at the 2016 Annual Meeting of Stockholders for stockholder approval of majority voting in uncontested director elections to become effective concurrent with the full de-classification of the Board in 2017.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines which, in conjunction with our Certificate of Incorporation, Bylaws and Board committee charters, form the framework for our corporate governance. The Governance and Nominating Committee reviews the Corporate Governance Guidelines periodically and makes revisions, as necessary. The Corporate Governance Guidelines are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Board Leadership Structure

Pursuant to the Corporate Governance Guidelines, the Board has the authority to select its Chairperson based on its collective best judgment as to the candidate best suited to meet the Company’s needs at a given time. Currently, Michael H. Thaman serves as Owens Corning’s Chairman of the Board, President and Chief Executive Officer (“Chairman and CEO”) and Ralph F. Hake, a non-management director with extensive public company experience serves as lead independent director (“Lead Independent Director”) of the Board. The Board of Directors believes that this leadership structure is appropriate for Owens Corning in light of the Company’s governance structure, current needs and business environment as well as the unique talents, experiences and attributes of the individuals in those roles.

Mr. Thaman was Chairman of the Board of the Company from April 2002 to December 2007, prior to his election as the Company’s Chief Executive Officer. Upon his election as Chief Executive Officer in December 2007, the Chairman and CEO positions were combined in order to ensure a single, strong senior management voice, with clear and consistent leadership on critical strategic objectives. The Board’s prior experience working with Mr. Thaman in the Chairman position strongly supported its conclusion that the Company and its stockholders would be best served with Mr. Thaman leading Owens Corning as its Chairman and CEO.

The Board of Directors further determined that it was appropriate to have a structure that provided strong leadership among the independent directors of the Board. Our Lead Independent Director, Mr. Hake, has served as director of the Company since 2006, including as the chairman of various Board committees and has also had significant experience serving as a non-management director of public companies other than Owens Corning. Additionally, the Board, which consists entirely of independent directors other than Mr. Thaman, exercises an independent oversight function. Each of the Board committees (other than the Executive Committee) is comprised entirely of independent directors. The independent directors meet in executive session regularly and each year, they complete an evaluation of the Chairman and CEO in several key areas.

The Board of Directors has complete access to the Company’s management and believes that its ongoing ability to review the leadership structure of the Board and to make changes as it deems necessary and appropriate gives it the flexibility to meet varying business, personnel and organizational needs over time.

Lead Independent Director

The independent directors on our Board of Directors have elected a Lead Independent Director to serve in a lead capacity to coordinate the activities of the other non-management directors and to perform such other duties and responsibilities as the Board of Directors may determine. Ralph F. Hake was elected to serve as Lead Independent Director effective April 2011 and re-elected for another two-year term effective as of April 2013.

The responsibilities of the Lead Independent Director, as provided in the Charter of Lead Independent Director for Owens Corning, include:

•	presiding at meetings of the Board in the absence of, or upon the request of, the Chairman;

•	serving as a designated member of the Executive Committee;

•	presiding over all executive meetings of non-management directors and independent directors and reporting to the Board, as appropriate, concerning such meetings;

•	reviewing Board meeting agendas in collaboration with the Chairman and recommending matters for the Board to consider and information to be provided to the Board;

•

serving as a liaison and supplemental channel of communication between the non-management/independent directors and the Chairman without inhibiting direct communication between the Chairman and other directors;

•	serving as the principal liaison for consultation and communication between the non-management/independent directors and stockholders; and

•	advising the Chairman concerning the retention of advisors and consultants who report directly to the Board.

The Charter of Lead Independent Director for Owens Corning is available on our website at http://www.owenscorning.com. The Board of Directors evaluates its structure and composition annually and believes that having a strong Lead Independent Director with significant leadership responsibilities, as described above, coupled with a strong and effective Chairman and CEO is currently the appropriate board leadership structure for Owens Corning.

Board, Committee and Chairman/CEO Evaluation Process

Each year, the Governance and Nominating Committee facilitates a process to evaluate the effectiveness of the Board, its committees and the Chairman and CEO.

The Board and its committees complete self-assessment questionnaires that evaluate effectiveness in several areas including composition, structure and processes. The Governance and Nominating Committee utilizes the results of the questionnaires to recommend changes to Board processes, to determine critical skills required of prospective director candidates and to make recommendations for committee assignments.

The Governance and Nominating Committee also prepares and circulates evaluations to the non-management directors regarding the performance of the Chairman and CEO in several key performance areas. The results of the evaluations are discussed in an executive session of the non-management directors and are also factored into the Compensation Committee’s performance evaluation of the Chairman and CEO.

Director Retirement Age

Pursuant to the Corporate Governance Guidelines, the retirement age for directors is 73. A director who has attained age 73 may continue to serve as a director until the next succeeding Annual Meeting of Stockholders.

Risk Oversight

The Audit Committee of the Board of Directors has primary responsibility for assisting the Board’s oversight of risk. Pursuant to its charter, the Audit Committee’s responsibilities include discussing guidelines and policies governing the process by which senior management and the relevant departments of the Company access and manage the Company’s exposure to risk. The Compensation and Finance Committees of the Board of Directors also review and evaluate risks associated with their respective areas. Each of the Board Committees provides reports concerning its respective risk management activities to the Board of Directors and the Board considers and discusses such reports.

Owens Corning also has a management Risk Committee which is responsible for overseeing and monitoring the Company’s risk assessment and mitigation related actions. The Risk Committee’s membership has broad based functional representation, including members from the corporate audit, finance, legal, security, treasury and business functions. The Risk Committee provides periodic updates concerning risk to the Audit Committee of the Board of Directors.

Communications with Directors

Stockholders and other interested parties may communicate with the Lead Independent Director or any other non-management director by sending an email to non-managementdirectors@owenscorning.com. All such communications are promptly reviewed by the Vice President, Internal Audit and the Senior Vice President and General Counsel for evaluation and appropriate follow-up. The Board of Directors has determined that communications determined to be advertisements, or other types of “Spam” or “Junk” messages, unrelated to the duties or responsibilities of the Board, should be discarded without further action. A summary of all other communications is reported semi-annually to the non-management directors. Communications alleging fraud or serious misconduct by directors or executive officers are immediately reported to the Lead Independent Director. Complaints regarding business conduct policies, corporate governance matters, accounting controls or auditing are managed and reported in accordance with Owens Corning’s existing Audit Committee complaint policy or business conduct complaint procedure, as appropriate.

Director Qualification Standards

Pursuant to New York Stock Exchange listing standards, our Board of Directors has adopted Director Qualification Standards with respect to the determination of director independence that incorporate the independence requirements of the New York Stock Exchange corporate governance listing standards. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. The full text of our Director Qualification Standards is available on our website at http://www.owenscorning.com. Using these standards, the Board determines whether a director has a material relationship with the Company other than as a director.

Director Independence

With the assistance of legal counsel, the Governance and Nominating Committee reviewed the applicable legal standards for director and Board Committee independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Committee also reviewed reports of the answers to annual questionnaires completed by each of the independent directors and of transactions with director affiliated entities. On the basis of this review, the Governance and Nominating Committee delivered reports and recommendations to the Board of Directors and the Board made its independence and “audit committee financial expert” determinations based upon the Committee’s reports and recommendations.

The Board of Directors has determined that current directors Norman P. Blake, Cesar Conde, Jr., J. Brian Ferguson, Ralph F. Hake, F. Philip Handy, Ann Iverson, Edward F. Lonergan, James J. McMonagle, W. Howard Morris, Suzanne P. Nimocks, Maryann T. Seaman and John D. Williams are independent under the standards set forth in our Director Qualification Standards and applicable New York Stock Exchange listing standards. Prior to his retirement from the Board on April 17, 2014, the Board had determined that Joseph F. Neely was independent under such standards. The Board of Directors also has determined that all of the directors serving on the Audit, Compensation, and Governance and Nominating Committees are independent and satisfy relevant requirements of the SEC, the New York Stock Exchange, Owens Corning and the respective charters for the members of such committees.

Executive Sessions of Directors

Our Corporate Governance Guidelines specify that executive sessions or meetings of non-management directors without management present must be held regularly (at least three times a year) and at least one meeting must include only independent directors. Currently, all of our non-management directors are independent. In 2014, the independent directors met in executive session six times. Our Lead Independent Director presides over all executive sessions of non-management directors and independent directors.

Owens Corning Policies on Business Ethics and Conduct

Code of Business Conduct Policy

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Owens Corning’s Code of Business Conduct Policy to ensure that our business is conducted in a consistently legal and ethical manner. This policy forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and the high integrity level of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Ethics Policy for Chief Executive and Senior Financial Officers

The Company also has adopted an Ethics Policy for Chief Executive and Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and Controller (“Senior Financial Officers”), that provides, among other things, that Senior Financial Officers must comply with all laws, rules and regulations that govern the conduct of the Company’s business and that no Senior Financial Officer may participate in a transaction or otherwise act in a manner that creates or appears to create a conflict of interest unless the facts and circumstances are disclosed to and approved by the Governance and Nominating Committee.

Employees are required to report any conduct that they believe to be an actual or apparent violation of Owens Corning’s Policies on Business Ethics and Conduct.

The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have adopted and comply with such procedures.

Directors’ Code of Conduct

The members of our Board of Directors are required to comply with a Directors’ Code of Conduct (the “Code”). The Code is intended to focus the Board and the individual directors on areas of ethical risk, help directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Owens Corning Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations, sustainability and oversight of ethics and compliance by employees of the Company.

The full texts of our Code of Business Conduct Policy, Ethics Policy for Chief Executive and Senior Financial Officers and Directors’ Code of Conduct are published on our website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company. To the extent required by applicable SEC rules or New York Stock Exchange listing standards, we intend to post any amendments to or waivers from the Ethics Policy for Chief Executive and Senior Financial Officers to our website under the tab entitled “Corporate Governance”.

BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants, and by participating in meetings of the Board and its Committees. Board members are expected to regularly attend Board and Committee meetings as well as our Annual Meetings of Stockholders, unless an emergency prevents them from doing so. Each of our directors, who was a director at the time, was present at the 2014 Annual Meeting of Stockholders.

During 2014, the Board of Directors met six times. Each of our directors attended at least 75 percent of the meetings of the Board and Board Committees on which he or she served in 2014.

The table below provides committee membership as of March 12, 2015 and 2014 meeting information.

Name	Audit	Compensation	Governance and Nominating	Executive	Finance
Mr. Blake*	X		X
Mr. Conde*		X			X
Mr. Ferguson*		X		X	C
Mr. Hake*			C	X
Mr. Handy*		X	X
Ms. Iverson*	X				X
Mr. Lonergan*		X			X
Mr. McMonagle*		C		X	X
Mr. Morris*	X		X
Ms. Nimocks*		X			X
Ms. Seaman*	X		X
Mr. Williams*	C		X	X
Mr. Thaman				C
2014 Meetings	8	7	5	—	4

C = Committee Chairman                    X = Committee Member                    * = Independent

Each of the standing Committees of our Board of Directors acts pursuant to a charter that has been approved by our Board. These charters are evaluated and updated periodically and can be found on the Company’s website at http://www.owenscorning.com and will be made available in print upon request by any stockholder to the Secretary of the Company.

Director Service on Other Public Company Boards

Our Corporate Governance Guidelines state that directors who are employed full time as executives shall not serve on more than three publicly traded company boards (including service on the Company’s Board) and other directors shall not serve on more than five boards of publicly-traded companies (including service on the Company’s Board). This is to ensure that our directors devote adequate time for preparation and attendance at Board and Committee meetings as well as the Annual Meeting of Stockholders.

The Company’s Audit Committee Charter states that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other publicly traded companies, unless the Board determines that such simultaneous service would not impair the ability of such director effectively to serve on our Audit Committee.

The Audit Committee

Responsibilities

The Audit Committee is responsible for preparing the Audit Committee report required by SEC rules and assisting the Board in fulfilling its legal and fiduciary obligations with respect to oversight matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company, including assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements,

•	the Company’s compliance with legal and regulatory requirements,

•	the Company’s independent registered public accounting firm’s qualifications and independence, and

•	the performance of the independent registered public accounting firm and the Company’s internal audit function.

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” for purposes of the SEC’s rules.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Annual Report on Form 10-K with management. The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP per the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

By The Audit Committee:

John D. Williams, Chairman

Norman P. Blake

Ann Iverson

W. Howard Morris

Maryann T. Seaman

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2015.

Principal Accounting Fees and Services

The aggregate fees billed and services provided by PricewaterhouseCoopers LLP for the years ended December 31, 2014 and 2013 are as follows (in thousands):

	2014	2013
Audit Fees (1)	$4,626	$4,282
Audit-Related Fees (2)	30	443
Tax Fees	294	183
All Other Fees	10	107

Total Fees	$4,960	$5,015

(1)	Amounts shown reflect fees for the years ended December 31, 2014 and 2013, respectively.
(2)	The fees relate primarily to due diligence work and review of the Company’s required franchise disclosure documents in 2014 and 2013.

It is the Company’s practice that all services provided by its independent registered public accounting firm be pre-approved either by the Audit Committee or by the Chairman of the Audit Committee pursuant to authority delegated by the Audit Committee. No part of the independent registered public accounting firm services related to the Audit-Related Fees, Tax Fees, or All Other Fees listed in the table above was approved by the Audit Committee pursuant to the exemption from pre-approval provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Compensation Committee

Responsibilities

The Compensation Committee is responsible for oversight of the Company’s executive compensation, including authority to determine the compensation of the executive officers, and for producing an annual report on executive compensation in accordance with applicable rules and regulations. The Compensation Committee may delegate power and authority to subcommittees of the Compensation Committee as it deems appropriate. However, the Compensation Committee may not delegate to a subcommittee any power or authority required by any law, regulation or listing standard required to be exercised by the Compensation Committee as a whole. The Compensation Committee has the sole authority to retain or terminate a compensation consultant to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The consultant’s fees will be paid by the Company.

In overseeing the Company’s policies concerning executive compensation for officers, the Compensation Committee:

•	reviews at least annually the goals and objectives of the Company’s plans, and amends or recommends that the Board amend, these goal and objectives if the Compensation Committee deems it appropriate;

•

reviews at least annually the Company’s executive officer compensation plans in light of the Company’s goals and objectives, and, if the Compensation Committee deems it appropriate, adopts or recommends to the Board the adoption of new, or the amendment of existing, executive compensation plans;

•

evaluates annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and, either alone as a committee or together with the other independent directors, sets the Chief Executive Officer’s compensation level based on this evaluation;

•

approves the pay structure, salaries and incentive payments of all other executive officers of the Company, as well as the performance requirements for the Company’s annual and long-term incentive plans; and

•	reviews and approves any severance or termination arrangements to be made with any executive officer of the Company.

The Compensation Committee also reviews the Company’s executive compensation programs on a continuing basis to determine that they are properly integrated and that payments and benefits are reasonably related to executive and Company performance and operate in a manner consistent with that contemplated when the programs were established.

Compensation Consultant

The Executive Compensation group in the Company’s Corporate Human Resources Department supports the Compensation Committee in its work. In addition, the Compensation Committee has authority to engage the services of outside advisors, experts and others to assist the Compensation Committee.

The Compensation Committee has engaged the services of Pearl Meyer & Partners (“Consultant” or “Pearl Meyer”) as independent outside compensation consultants to advise the Compensation Committee on all matters related to Chief Executive Officer and other executive, as well as director, compensation. Specifically, Pearl Meyer provided relevant market data and trend information, advice, alternatives and recommendations to the Compensation Committee.

The Governance and Nominating Committee

Responsibilities

The Governance and Nominating Committee is responsible for:

•	identifying and recommending to the Board individuals qualified to serve as directors and as committee members;

•	advising the Board with respect to Board composition, procedures and committees;

•	advising the Board with respect to the corporate governance principles applicable to the Company; and

•	overseeing the annual evaluation of the Board.

Director Nomination Process

The Governance and Nominating Committee evaluates potential candidates for Board membership on an ongoing basis. The Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members, outside search firms and stockholders. Where outside search firms are utilized, they assist the Committee in both identifying and evaluating potential nominees. Based on an external search performed by an outside firm under the direction of our Governance and Nominating Committee, Ms. Seaman and Mr. Conde were identified as director candidates and elected to the Board effective August 4, 2014.

Director Qualifications

Pursuant to the Company’s Corporate Governance Guidelines, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, mature judgment, acumen, character, integrity, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.

Consideration of Diversity

Pursuant to its charter, the Governance and Nominating Committee is responsible for identifying and recommending director nominees consistent with the director qualification criteria described above, including diversity, so as to enhance the Board’s ability to manage and direct the affairs and business of the Company. In identifying director nominees, the Committee considers diversity as provided in its charter and the Corporate Governance Guidelines but it does not have an additional policy with respect to the consideration of diversity. The Committee considers diversity expansively against the charter standard of enhancing the Board’s ability to manage and direct the affairs and business of the Company. The effectiveness of this process is assessed annually by the full Board as part of the Board self-evaluation process. The Committee believes that its consideration of diversity effectively implements the requirements of the charter and the Corporate Governance Guidelines.

Consideration of Director Candidates Recommended by Stockholders

Under its charter, the Governance and Nominating Committee is responsible for reviewing stockholder nominations for director. The Committee does not have a formal policy with respect to the consideration of director candidates recommended by stockholders. However, its practice is to consider those candidates on the same basis and in the same manner as it considers recommendations from other sources. Such recommendations should be submitted to the non-management directors and should include information about the background and qualifications of the candidate.

The Executive Committee

The Executive Committee has the authority to act for the Board between meetings of the Board of Directors subject to applicable law and New York Stock Exchange listing standards.

The Finance Committee

The Finance Committee is responsible for exercising oversight responsibility with respect to the Company’s material and strategic financial matters, including those related to investment policies and strategies, merger and acquisition transactions, financings, capital structure, and for advising Company management and the Board with respect to such matters.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

There are no transactions with related persons, as defined in Item 404 of Regulation S-K, to report for the fiscal year ended December 31, 2014.

The Company has various written policies in place pertaining to related party transactions and actual or potential conflicts of interest by directors, officers, employees, and members of their immediate families.

The Company has a Directors’ Code of Conduct that provides, among other things, that a director who has an actual or potential conflict of interest:

•	must disclose the existence and nature of such actual or potential conflict to the Chairman of the Board and the Chairman of the Governance and Nominating Committee; and

•	may proceed with the transaction only after receiving approval from the Governance and Nominating Committee.

EXECUTIVE OFFICERS OF OWENS CORNING

The name, age and business experience during the past five years of Owens Corning’s executive officers as of March 12, 2015* are set forth below. Each executive officer holds office until his/her successor is elected and qualified or until his/her earlier resignation, retirement or removal. All those listed have been employees of Owens Corning during the past five years except as indicated.

Name and Age	Position and Business Experience
Brian D. Chambers (48)	President, Roofing and Asphalt since October 2014; formerly Vice President and General Manager, Roofing and Asphalt (2013); Vice President and Managing Director, Composite Solutions Business (2011); Managing Director, Saint Gobain Building Distribution N.A. (2009).

John W. Christy (56)	Senior Vice President, General Counsel and Secretary since December 2011; formerly Vice President, Interim General Counsel and Secretary (2011); Vice President and Deputy General Counsel (2010); and Vice President and Assistant General Counsel, Transactions and Business (2004).

Julian Francis (48)	President, Insulation Business since October 2014; formerly Vice President and General Manager, Residential Insulation (2012); Vice President and General Manager, Glass Reinforcements (2011); National Sales Leader (2010).

Arnaud Genis (50)	Group President, Composite Solutions since December 2010; formerly Vice President and Managing Director, European Composite Solutions Business (2007).

Michael C. McMurray (50)	Senior Vice President and Chief Financial Officer since August 2012; formerly Vice President Finance, Building Materials Group (2011), Vice President Investor Relations and Treasurer (2010), Vice President Finance and Treasurer (2008).

Kelly J. Schmidt (49)	Vice President, Controller since April 2011; formerly Vice President, Internal Audit (2010); Assistant Controller, Shared Business Services United Technologies Corporation (“UTC”) (2009).

Daniel T. Smith (50)	Senior Vice President, Organization and Administration since November 2014; formerly Senior Vice President, Information Technology and Human Resources since March 2013; formerly Senior Vice President, Human Resources since September 2009; formerly Executive Vice President/Chief Administrative Officer, Borders Group, Inc. (2009).

Michael H. Thaman (51)	President and Chief Executive Officer since December 2007 and Chairman of the Board since April 2002; formerly Chief Financial Officer from April 2002 until September 2007. Director since 2006.

*	Information in parentheses indicates the year during the past five years in which the service in position began.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of February 25, 2015 unless otherwise indicated, about the beneficial ownership of Owens Corning’s common stock for each stockholder known by us to own beneficially 5% or more of our common stock; each of our directors; each of the named executive officers; and all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and, except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 118,247,213 outstanding shares of Owens Corning common stock as of February 25, 2015. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Beneficial Ownership
5% Stockholders, Directors and Executive Officers	Number of Shares		Percent of Total
Beneficial Owners of 5% or More of Our Common Stock
Fairpointe Capital LLC	7,337,703	(1)	6.2%
TIAA-CREF Investment Management, LLC and Teachers Advisors, Inc.	6,767,990	(2)	5.7%
The Vanguard Group	6,637,945	(3)	5.6%
Invesco Ltd.	5,994,018	(4)	5.1%
Sasco Capital, Inc.	5,900,244	(5)	5.0%
Directors and Executive Officers
Norman P. Blake, Jr.	50,034	(6)	*
Cesar Conde	1,718	(6)	*
J. Brian Ferguson	42,396	(6)	*
Ralph F. Hake	45,945	(6)	*
F. Philip Handy	66,001	(6)(7)	*
Ann Iverson	42,460	(6)	*
Edward F. Lonergan	8,906	(6)	*
James J. McMonagle	67,258	(6)	*
W. Howard Morris	38,031	(6)(8)	*
Suzanne P. Nimocks	7,829	(6)	*
Maryann T. Seaman	1,718	(6)	*
John D. Williams	14,248	(6)	*
Michael H. Thaman	1,549,870	(6)(9)(10)	1.3%
John W. Christy	54,045	(9)(10)	*
Arnaud Genis	112,961	(9)(10)	*
Michael C. McMurray	93,139	(9)(10)	*
Daniel T. Smith	129,466	(6)(9)(10)	*
Executive officers and directors as a group (20 persons)	2,473,394	(6)(7)(8)(9)(10)	2.1%

*	Represents less than 1%
(1)	Base solely upon a Form 13F filed with the SEC on February 11, 2015, Fairpointe Capital LLC, One North Franklin Street, Suite 3300, Chicago, IL 60606, reports beneficial ownership of 7,337,703 shares of our common stock, with sole voting authority over 7,175,725 shares and sole investment discretion over 7,176,225 shares, as of December 31, 2014.
(2)

Based solely upon Schedule 13Gs filed with the SEC on February 12, 2015, TIAA-CREF Investment Management, LLC, and Teachers Advisors, Inc., 730 Third Avenue, New York, NY 10017-3206, reporting beneficial ownership collectively of 6,767,990 shares of our common stock, with TIAA-CREF Investment Management, LLC having sole voting power and sole dispositive power over 6,613,695 shares, and sole voting power and sole dispositive power over 154,295 shares held by Teachers Advisors, Inc., as of December 31, 2014.

(3)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2015 by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355, reporting beneficial ownership of 6,637,945 shares of our common stock, with sole voting power over 76,523 shares, sole dispositive power over 6,569,822 shares and shared dispositive power over 68,123 shares as of December 31, 2014.
(4)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2015, by Invesco Ltd., 1555 Peachtree Street NE, Atlanta, GA 30309, reporting beneficial ownership of 5,994,018 shares of our common stock, with sole voting power over 5,920,648 shares and sole dispositive power over all 5,994,018 shares, as of December 31, 2014.
(5)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2015 by Sasco Capital, Inc., 10 Sasco Hill Road, Fairfield, CT 06824, reporting beneficial ownership of 5,900,244 shares of our common stock, with sole voting power over 2,534,058 shares and sole dispositive power over all 5,900,244 shares, as of December 31, 2014.
(6)	Includes deferred stock over which there is currently no investment or voting power, as follows: Mr. Blake, 47,885; Mr. Conde, 1,718; Mr. Ferguson, 23,996; Mr. Hake, 34,796; Mr. Handy, 53,001; Ms. Iverson, 32,725; Mr. Lonergan, 6,906; Mr. McMonagle, 40,721; Mr. Morris, 26,018; Ms. Nimocks, 7,829; Ms. Seaman, 1,718; Mr. Williams, 10,563; Mr. Thaman, 305,651; Mr. Smith, 20,165; and all executive officers and directors as a group (20 persons), 615,659.
(7)	Includes 13,000 shares held in a marginable account.
(8)	Includes 1,000 shares held by a family member as to which beneficial ownership is disclaimed by Mr. Morris, except to the extent of his pecuniary interest.
(9)	Includes restricted shares over which there is voting power, but no investment power, as follows: Mr. Thaman, 135,250; Mr. Christy, 18,400; Mr. Genis, 30,175; Mr. McMurray, 28,775; Mr. Smith, 23,600; and all executive officers and directors as a group (20 persons), 272,650.
(10)	Includes shares which are not owned but are unissued shares subject to exercise of options, or which will be subject to exercise of options within 60 days after February 25, 2015, as follows: Mr. Thaman, 751,125; Mr. Christy, 25,625; Mr. Genis, 40,975; Mr. McMurray, 38,425; Mr. Smith, 73,500; and all executive officers and directors as a group (20 persons), 1,024,075.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations require Owens Corning’s directors and executive officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Owens Corning undertakes to file such forms on behalf of our current reporting directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Reporting directors, executive officers and ten percent stockholders are also required by SEC rules to furnish Owens Corning with copies of all Section 16(a) reports they file.

Based solely on our review of copies of such reports received and/or written representations from such directors and executive officers and ten percent stockholders, Owens Corning believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during fiscal year 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis*

In this section, we discuss our compensation philosophy and describe the compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our next three most highly paid executive officers (collectively “named executive officers” or “NEOs”). We also provide information regarding

(*)	Certain non-GAAP and other financial measures are used in this section and the tables that follow. Please refer to our 2014 Annual Report on Form 10-K, as noted below, for reconciliations to GAAP and further information.

Charles Dana, who was a NEO during the fiscal year. We explain how our Board’s Compensation Committee (the “Committee”) determines compensation for our senior executives and its rationale for specific 2014 decisions. We also discuss several changes the Committee has made to our program over the past year to advance its fundamental objective of aligning our executive compensation with the long-term interests of Owens Corning’s stockholders.

Response to Say-on-Pay Vote and Stockholder Outreach in 2014

In 2014, we provided our stockholders with the opportunity to approve, or vote against, the 2013 compensation of our NEOs (“say-on-pay”). Approximately 67% of the votes cast approved the executive compensation program. We are committed to ensuring that our investors fully understand our executive compensation program, including how it aligns the interests of our executives with our stockholders and how it rewards the achievement of our strategic objectives. We also want to understand what our stockholders think about executive compensation, beyond the say on pay vote. To this end, we determined that a stockholder outreach effort was necessary and important in order to obtain a deeper understanding of our investors’ beliefs with regards to our compensation program.

We engaged in an extensive stockholder outreach effort during 2014, contacting our top 50 investors, representing the holders of over 80% of our outstanding shares. Of the investors we contacted, 18 expressed interest in meeting with us. We then met by phone with these investors, representing the holders of approximately 45% of our outstanding shares. These meetings were led by our Vice President Investor Relations, Securities Counsel and our Vice President Total Rewards. Our Compensation Committee Chairman, General Counsel and Chief Financial Officer participated in several of the meetings as well.

During these meetings, stockholders provided feedback on a variety of topics. In general, stockholders noted that while they were disappointed with the short term performance of the Company’s stock price, they were supportive of the leadership of our Chief Executive Officer and other NEOs. Perspectives on our executive compensation program varied across the discussions; however, the most common theme was interest in the link between pay and long-term performance, specifically with regard to our equity-based awards. Additionally, stockholders expressed interest in our adoption of certain corporate governance policies to enhance the overall executive compensation program. Stockholders appreciated the opportunity to engage in these discussions and the Company’s willingness to consider their input in designing the Company’s executive compensation program in the future. Based on this experience, we have initiated an ongoing stockholder outreach program.

The following are highlights of what we heard from our stockholders:

•	Regarding Annual Equity Awards

•	Consider a higher percentage of equity compensation linked to performance metrics versus time-based vesting

•	Utilize a long term return on capital measure to link pay better with long term performance

•	Regarding Corporate Governance Policies

•	Consider the elimination of a tax gross up for the CEO in the event of a change in control

•	Enhance disclosure regarding the annual goal setting process

•	Provide additional detail regarding the CEO’s annual qualitative performance objectives

Changes to the Executive Compensation Program

The following outlines how we are responding to what we heard:

Equity-based award grants: Our 2014 equity grants were made in February 2014, before we gathered feedback from our stockholders. During the remainder of 2014, the Compensation Committee spent a significant amount of time reviewing the advice of its independent compensation consultant and other advisors in order to carefully structure our compensation program to create an even stronger, more direct link between executive pay and performance. In 2015:

•	We will discontinue annual grants of stock options for our NEOs

•

We will introduce performance share units which will be earned based upon meeting long term return on capital metrics. The performance measurement period will be three years, similar to our existing performance shares which vest based upon relative total shareholder return performance.

•	Our mix of long term incentive vehicles will be:

•	40% time based restricted stock;

•	25% performance shares based upon relative total shareholder return versus the S&P Building & Construction Select Industry Index over a three year period; and

•	35% performance shares based upon absolute return on capital performance over a three year period.

Change in Control Tax Gross-Up Provision: The CEO was the only executive with a gross up provision in his employment agreement, which was implemented in 2007. Based upon input from stockholders and our review of best practices, the CEO has volunteered to have this feature removed from his agreement.

We have enhanced our disclosure regarding the annual goal setting process and have provided detail regarding the CEO’s 2014 goals, as well as the Board’s assessment of the CEO’s performance in 2014.

2014 Company Performance

While challenged by an unexpectedly volatile roofing market in 2014 which impacted the Company’s overall earnings, Owens Corning maintained positive momentum in its Insulation and Composites businesses and the Company is well positioned to perform very strongly as roofing pricing and margin recover. Key accomplishments in 2014 include:

•

Owens Corning continued to perform at a very high level of safety performance, with a Recordable Incident Rate of 0.56. This is slightly higher than the rate in 2013. The severity of our injuries continues to decrease. Our goal is to achieve and maintain injury-free workplaces across our Company.

•

Insulation delivered its 14th consecutive quarter of earnings before interest and taxes (“EBIT”)* improvement, earning $108 million for the year. This represents a $68 million increase over 2013, driven by improved pricing, higher volumes and strong manufacturing performance.

•

Composites delivered $149 million in EBIT, a $51 million improvement over 2013 performance, driven by positive pricing trends and volume growth. Strong manufacturing performance also contributed to earnings momentum. We completed our goal in the business to achieve 75% low-delivered cost assets, by reducing high cost capacity in Japan and Canada, and avoiding capital expenditure associated with rebuilds in other areas.

*	Please see Footnote 2—Segment Information, in our 2014 Annual Report on Form 10-K for further information on EBIT as a measure of business performance.

Executive Compensation Practices

We continually monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

•	Review of Pay versus Performance. The Committee continually reviews the relationship between compensation and Company performance.

•	Median Compensation Targets. All compensation elements for our executives are targeted at the median of our competitive marketplace for talent.

•	Rigorous Performance Metrics. The Committee annually reviews performance goals for our annual and long-term incentive plans to assure the use of challenging, but fair targets.

•	Clawback of Compensation. We have an appropriate clawback policy to allow us to recoup monies paid due to executive misstatements/misconduct.

•	Meaningful Share Ownership Guidelines. Our share ownership requirements are rigorous: six times base salary for the CEO, two or three times base salary for other NEOs.

•

No Hedging. Owens Corning does not allow directors and NEOs to enter into short sales of common stock or similar transactions where potential gains are linked to a decline in the price of our shares. Recipients of equity awards also may not enter into any agreement that has the effect of transferring or exchanging any economic interest in an award for any other consideration.

•	No Repricing. Stock option exercise prices are set to equal the grant date market price and may not be reduced or replaced with stock options with a lower exercise price.

•

Market-Competitive Retirement Programs. We eliminated defined benefit pensions for salaried employees hired after January 1, 2010 and froze existing salaried pension benefits to future accruals at the same time. Our NEOs participate in the Company’s 401(k) plan and are eligible for a Company match on amounts in excess of statutory limits.

•	No Perquisites. Our NEOs participate in the same benefit plans as our salaried employees, with no special executive perquisites.

•	Restrictive Covenants. Our NEOs must adhere to restrictive covenants upon separation from Owens Corning, including non-compete, non-solicitation and non-disclosure obligations.

•	No Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•

Review of Compensation Peer Group. Our compensation peer group is reviewed regularly by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

•	Review of Committee Charter. The Committee reviews its charter annually to consider the incorporation of best-in-class governance practices.

How We Make Compensation Decisions

Our Executive Compensation Philosophy

The Committee believes that executive compensation opportunities must align with and enhance long-term stockholder value. This core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

Guiding Principles

Pay for performance	Stockholder alignment	Long-term focus

A substantial majority of pay is variable, contingent and directly linked to Company and individual performance.	The financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that correlate with long-term shareowner value.	For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance.

Competitiveness	Balance	Governance/Communication

Total compensation will be sufficiently competitive to attract, retain and motivate a leadership team capable of maximizing Owens Corning’s performance. Each element should be benchmarked relative to peers and the broader marketplace for executive talent.	Our compensation program is designed to be challenging, but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay will fall below market median.

Feedback from stockholders is periodically solicited and factored into the design of our compensation program.

Ease of communication for all constituents is a key goal for all elements of our compensation program.

Role of the Compensation Committee

The Committee, which consists of six independent directors, is responsible for overseeing the development and administration of our executive compensation program.

In this role, the Committee approves all compensation actions concerning our CEO and the NEOs.

The Committee’s other responsibilities include:

•	Designing executive compensation plans and programs

•	Assessing input from Owens Corning’s stockholders regarding executive compensation decisions and policies

•	Reviewing and approving incentive plan targets and objectives

•	Assessing each NEO’s performance relative to these targets and objectives

•	Evaluating the competitiveness of total compensation for the CEO and NEOs

•	Approving changes to a NEO’s compensation, including base salary and annual and long-term incentive opportunities and awards

The Senior Vice President, Organization & Administration, along with Owens Corning’s Human Resources staff and an independent compensation consultant, assist the Committee with these tasks.

The Committee’s charter, which sets out the Committee’s responsibilities, can be found on our website at: http://investor.owenscorning.com/Corporate-Governance/Board-of-Directors/

Role of the Compensation Consultant

The Committee retained Pearl Meyer & Partners (“Pearl Meyer” or the “Consultant”) to serve as its executive compensation consultant for 2014. While Pearl Meyer may make recommendations on the form and amount of compensation, the Committee continues to make all decisions regarding the compensation of our NEOs, subject to the review of the other independent directors.

During 2014, Pearl Meyer advised the Committee on a variety of subjects such as compensation plan design and trends, pay for performance analytics, benchmarking norms and other such matters. Pearl Meyer reports directly to the Committee, participates in meetings as requested and communicates with the Committee Chair between meetings as necessary. In 2014, Pearl Meyer attended all of our Committee meetings.

Prior to engaging Pearl Meyer, the Committee reviewed the firm’s qualifications, as well as its independence and any potential conflicts of interest. Pearl Meyer does not perform other services for or receive other fees from Owens Corning. The Committee has the sole authority to modify or approve Pearl Meyer’s compensation, determine the nature and scope of its services, evaluate its performance, terminate the engagement and hire a replacement or additional consultant at any time.

Competitive Positioning

Peer Group Benchmarking

The Committee utilizes a peer group of 13 companies as one of the inputs in assessing the competitiveness of executive compensation and the appropriateness of compensation program design. These companies are either in the building materials industry, serve related markets, or use manufacturing processes similar to Owens Corning, and have size (measured in annual sales, market capitalization or number of employees) or complexity comparable to Owens Corning. This peer group is reviewed regularly by the Committee to ensure the relevance of the companies to which we compare ourselves.

The current peer group is comprised of the following companies:

Armstrong World Industries	PPG Industries
Ball Corporation	RPM International
Lennox International	Sherwin-Williams
Louisiana Pacific	Stanley Black & Decker
Masco	USG
Mohawk Industries	Valspar Corporation
Owens-Illinois

While compensation data from the peer group serves as comparison data, the Committee supplements this information with data from compensation surveys covering general industry companies of similar size based on annual sales. This additional data, compiled by the Consultant, enhances the Committee’s knowledge of trends and market practices.

Compensation Benchmarks

To ensure that our compensation program is appropriately competitive, the Committee believes the Target Value of each key compensation element (base salary, annual and long term incentive opportunities) should generally align with market median practices.

Individual pay opportunities may fall above or below these targets based on the Committee’s discretion. In exercising its discretion, the Committee may consider Company and individual performance, time in job and experience, job scope, retention risk and any other factors that it determines to be relevant and consistent with program objectives.

The Committee believes the best way to ensure that executive pay corresponds to Company performance is to make certain that the actual realizable value of equity granted to an executive corresponds to the actual performance of the Company for the performance period in question. This is achieved by ensuring that compensation opportunities, when granted, correspond to the market median practices of peer companies (Target Value) and then having performance goals associated with a significant portion of the median level grant so that the award has significant value only when Company performance is at levels deemed appropriate by the Committee (Realizable Value).

The graph below compares Mr. Thaman’s Target Compensation (base salary, target annual incentive opportunity and grant date value of equity awards) with the market median and 75th percentile values provided by Pearl Meyer.

How We Structure Our Compensation

Principal Elements of Compensation

The following elements make up our compensation program:

Base Salary	Annual Incentive	Long-Term Incentives		Retirement
		PSUs	Restricted Shares	401(k) Savings Plan
Savings Restoration Plan
Non-Qualified Deferred Compensation Plan

Base Salary

To help Owens Corning attract and retain the most qualified executive talent, we provide competitive base salaries to our executives targeted at the median of competitive market practices. Each year, the Committee reviews recommendations from the CEO regarding base salary adjustments for his direct reports. The Committee has complete discretion to modify or approve the CEO’s base salary recommendations and the CEO does not participate in the Committee’s determination of his own base salary. Actual salaries will vary from the market median based on factors such as job scope and responsibilities, experience, tenure, individual performance, retention risk, external market data and internal pay equity.

Annual Incentive Compensation

Overview

Annual incentives are delivered through the annual Corporate Incentive Plan (“CIP”). Funding under the 2014 CIP for all NEO awards for the year was determined based on performance as measured against corporate and individual performance goals for the year. Incentive awards for the NEOs are allocated at 75% for corporate performance measures and 25% for individual performance measures. Award amounts for each element may be earned from 0 - 200% of targeted levels, based upon performance. The corporate component is earned based upon the achievement of pre-determined financial goals as described below.

The individual component is funded at maximum if the Company is profitable, with actual award amounts earned under the individual component being reduced from maximum and determined based upon a discretionary assessment of performance by the Committee. The Committee assesses the individual performance of the CEO, and reviews and approves the CEO’s assessment of individual performance of the other NEOs in determining CIP amounts. Awards are paid in the form of a lump-sum cash payment.

At the beginning of each year, the Committee selects the corporate performance objectives, or funding criteria, that are used to determine the funding of the corporate performance component for the annual Corporate Incentive Plan. For 2014, the Committee selected specific levels of adjusted earnings from operations before interest and taxes (adjusted EBIT).

Funding of the corporate component of the CIP can range, based on Company performance, from Threshold Funding (zero CIP funding), to Target Funding (the target CIP funding established by the Committee), to Maximum Funding (two times Target Funding). For Company performance falling between the performance levels associated with Threshold Funding and Target Funding or with Target Funding and Maximum Funding, CIP funding would fall proportionately between the corresponding funding levels. For example, for Company performance falling two-thirds of the way between the performance levels associated with Threshold Funding and Target Funding, the resulting CIP funding would fall two-thirds of the way between Threshold Funding and Target Funding.

Individual performance goals are established each year for the CEO by the Committee. For the remaining NEOs, the CEO and each officer establish and agree upon performance objectives which serve as the individual performance goals for that officer for the year. At the close of each year the Committee evaluates the performance of the CEO against the established performance goals, in addition to other factors described below, and determines the level of funding of the individual component of the award. Similarly, the CEO reviews performance of the other NEOs against their individual goals and based on this assessment and other factors described below, the CEO makes a recommendation to the Committee. The Committee then determines the actual payout under the individual component of the CIP based on the recommendations of the CEO.

When establishing Threshold, Target and Maximum CIP performance levels for the corporate component for 2014, the Committee used a variety of guiding principles, including:

•

Target performance levels generally correspond with the results and the business objectives called for in the Board-reviewed operations plan (a comprehensive strategic business plan for the Company) for the year. Whether the target performance level can be attained is a function of the degree of difficulty associated with the operations plan.

•

Threshold performance levels will be set at the minimum level of acceptable performance, which yields below market compensation, but also rewards employees incrementally for delivering value during adverse business conditions. CIP performance levels between Threshold and Target are intended to compensate employees below the targeted median, which the Committee believes is appropriate for a performance-based incentive plan.

•

The Maximum performance level is also determined based on the Committee’s view of the degree of difficulty of the operations plan-the more difficult the operations plan and, therefore, the Target performance level, is to achieve, the less incremental performance (above target performance) is required to reach the Maximum.

•

The Maximum performance level will be set so that it is rarely attained, with the mindset that maximum performance significantly benefits the Company’s stockholders and warrants CIP funding at or near maximum.

•	CIP awards between Target and Maximum should reflect a level of performance that distinguishes the Company and its leaders, and translates into increased stockholder value.

•	The Committee retains discretion to reduce awards or not pay CIP compensation even if the relevant performance targets are met.

Long-Term Incentive Compensation

We believe long term incentive opportunities should align NEO behaviors and results with key enterprise drivers and the interests of stockholders over an extended period of time.

Our long term incentive program (LTI) is an equity-based program that historically has used a combination of Restricted Stock, Stock Options and Performance Stock Units. Performance Stock Units use overlapping three-year performance cycles, with a new cycle beginning each year. For 2014 grants, performance was assessed based upon Owens Corning’s total shareholder return versus the S&P 500. As noted previously, in 2015 the mix of long term incentives was changed. Stock options were eliminated and we introduced performance share units which vest based upon pre-established return on capital metrics. For 2014 awards, the mix of LTI vehicles was as follows:

•	Restricted Shares - 50%

•	Stock Options - 25%

•	Performance Share Units - 25%

Beginning in 2015, Owens Corning began utilizing the following mix of long term incentives for NEOs:

•	Restricted Shares - 40%

•	Performance Share Units (Return on Capital based) - 35%

•	Performance Share Units (Relative TSR based) - 25%

Emphasis On “At Risk” Pay

84% of our CEO’s and 73% of our NEOs’ target compensation (i.e., base salary, target annual bonus and long-term incentives) is “at risk” compensation directly contingent on performance. Actual annual bonuses and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to shareowner value. Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that “at risk” compensation for our most senior executives should significantly outweigh base salaries.

Our 2014 compensation reflects this philosophy. The following charts illustrate the basic pay mix for our CEO and other NEOs for 2014. Note the significant portion of compensation that is “at risk.”

How We Assess Performance

Goal Setting

Annually, the Compensation Committee establishes financial, strategic and operational goals for the CEO related to three broad constituencies: stockholders, customers and employees. The CEO’s goals are generally based upon the Company’s operations plan, which is reviewed by the Board of Directors.

Stockholder goals may include specific measurements of profitability, cash flow, capital efficiency and expense management. Strategic customer and transformational goals include new sources of revenue, geographic expansion, customer channel expansion and new product development. Employee goals include succession planning for key roles, improved workplace safety, improved leadership engagement and diversity, and validation of program efficacy through external recognition.

We also believe it is important to embed compliance and risk management in all our business processes, including objective setting. The framework adopted by the Compensation Committee provides that it will consider compliance and risk management objectives in evaluating overall performance.

Performance Assessment

The Lead Independent Director, in conjunction with the Compensation Committee Chairman, leads the annual review of Mr. Thaman’s performance versus pre-determined performance objectives. The following table summarizes Mr. Thaman’s goals and achievement for 2014:

Objective	Result
Safety

• Ongoing improvement in safety performance

•         Small increase in number of injuries compared to 2013, still at very low injury rates

•         Improvement in injury severity

•         Awarded Green Cross for Safety from American Safety Council—top safety award for U.S. industrial companies

Financial Performance

• Deliver earnings growth consistent with guidance with strong cash conversion

•         Guided to $100 million adjusted earnings before interest and taxes (“adjusted EBIT”)* improvement, but overall adjusted EBIT was basically flat to 2013. Insulation and Composites both realized significant improvement consistent with internal expectations and external guidance. Roofing experienced an EBIT decline of $154 million, largely driven by competitive pricing actions early in the year.

•         Cash conversion of approximately 80% of net income, slightly below internal goal.

Operational Performance

• Focus on commercial execution

•         On target performance with key customers. Pricing and market share performance met expectations across most of the business portfolio and market segments. The notable exception was roofing pricing, which was weaker in response to competitive pricing actions in the first quarter. Roofing market share performance was on target in the second half of the year.

Talent

• Execute on talent development and succession plans

•         Talent development programs continued to operate effectively. Company was named by AON Hewitt as one of the Top 25 Companies for Leaders.

•         Internal talent moves and external senior-level hires were completed consistent with the plan developed through Board review of talent and succession

Corporate Strategy

• Continue to manage corporate capital allocation consistent with creation of stockholder value. Attract and retain an investor base that matches corporate strategy.

•         Implemented a common stock dividend in the first half of 2014

•         Refinanced a portion of 2016 and 2019 bonds with a new 10-year bond reducing our annual net interest expense

•         Focused capital expenditures on the cost competitiveness of Composites assets, which is now largely complete

•         Improved mix of value and growth investors among the stockholder base

*

Please see Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2014 Annual Report on Form 10-K for further information on adjusted EBIT and a reconciliation to GAAP.

In December of each year, the CEO prepares a self review, discussing the progress made toward each of his individual goals, as well as the Company’s overall financial and operating performance. Each non-management director also completes an evaluation regarding the CEO. In his role as Lead Independent Director, Mr. Hake leads the Board’s assessment of Mr. Thaman’s performance. Mr. Thaman conducts a review for each of the other NEOs and discusses the results with the Committee.

2014/2015 Compensation Actions

Based on reviews of 2014 performance, the Compensation Committee considered potential action regarding three key compensation elements:

•

Base Salary: The Committee evaluates the appropriateness of a change to the CEO’s salary based upon performance, market competitiveness, time in position, etc. The Committee approved a 2.75% salary increase for Mr. Thaman for 2015, based upon its review of market competitive practices and its view of his performance in 2014. Similarly, the Committee approved a 3.3% increase to Mr. Thaman’s base salary in 2014 based upon its review of market competitive practices and his 2013 performance.

•

Annual Incentive Award—Individual Component: As previously noted, the Corporate component of the annual Corporate Incentive Plan is determined by the Company’s adjusted EBIT performance vis-à-vis pre-established goals. The component (representing 75% of the award opportunity at target) funded at 0% for 2014. The remaining 25% of the target incentive may be earned based upon Mr. Thaman’s performance versus his individual objectives. The Compensation Committee has the discretion to award from 0 - 200% of the target amount. For 2014, the Committee determined his overall award to be 25% of target, representing 0% funding of the Corporate component and 100% funding of the individual component of the award.

•

Long-Term Incentive Awards: Owens Corning annually makes grants of long-term incentives (LTI) at its February Compensation Committee meeting. The Committee determines the size of the CEO’s LTI award based upon market competitive practices and its view of performance. For 2015, Mr. Thaman’s target LTI award was $4,440,000. The Committee decided to award him $4,440,000.

As the Committee determines each of these three key compensation actions, Mr. Thaman develops recommendations for the remaining NEOs. Mr. Thaman reviews his recommendations with the Committee and they have responsibility for approving them.

How We View Compensation

The Summary Compensation Table on page 46 sets forth annual compensation data in accordance with SEC requirements. This uniform format is helpful for cross-company comparisons, however, the Committee believes the SEC-mandated format does not fully represent all of its annual compensation decisions and, in particular, does not provide adequate basis for a holistic pay for performance assessment. Therefore, when reviewing compensation, the Committee uses several alternative calculation methodologies, as described in this section and summarized in the chart below:

	Summary Compensation Table	Total Direct Compensation	Average Realizable Compensation
Purpose	SEC-mandated compensation disclosure	Reflects the Committee’s compensation decisions based upon 2014 performance	Used to evaluate pay for performance alignment by comparing actual to target value over a three year period
Pay Elements

Mix of actual pay received during 2014:

•         Base salary paid in 2014

•         Annual incentive received for 2014 performance

•         All other compensation (Company 401(k) match)

Future pay opportunities that may or may not be realized such as:

•         Accounting value of equity awards (restricted shares, stock options and performance share units) granted in 2014

•         Base salary paid in 2014

•         Annual incentive received for 2014 performance

•         Accounting value of equity awards (restricted shares, stock options and performance share units) granted in February 2015, reflective of 2014 performance

Average of:

•         Base salary received in 2012, 2013 and 2014

•         Annual incentive received for 2012, 2013 and 2014 performance

•         In -the-money value of equity awards granted in 2012, 2013, and 2014, calculated based upon the stock price as of 12/31/2014, including performance share units paid. Unvested performance share units are valued at target

Total Direct Compensation

Unlike the amounts reported in the Summary Compensation Table, total direct compensation includes only pay elements that directly reflect the Committee’s assessment of Company and individual performance for the current year. For example, the Summary Compensation Table values include the grant date fair value of long term incentive awards granted in February 2014, reflecting the Committee’s assessment of 2013 performance. Total direct compensation, however, reflects 2014 performance by including the grant date fair value of awards granted in February 2015. Other elements included in the Summary Compensation Table (e.g., changes in pension values) are outside the scope of the Committee’s annual pay decisions.

CEO Pay—2014 Summary Compensation Table vs. Total Direct Compensation

Compensation Element	2014 Summary Compensation Table	2014 Total Direct Compensation
Base Salary	$1,104,167	$1,104,167
Annual Incentive	$331,250	$331,250
Stock Awards	$3,579,927	$4,440,000
Option Awards	$1,724,025	$0
Non-Equity Incentive Compensation	$0	$0
Changes in Pension Value	$19,000	n/a
All Other Compensation	$94,228	n/a
Total	$6,852,597	$5,875,417

Average Realizable Compensation

The Committee does not believe that Summary Compensation Table or total direct compensation values adequately measure CEO compensation for the purpose of assessing the alignment of pay with performance. Both methods utilize estimated values for long-term incentive awards at the time of grant. As might be expected, however, estimated values can differ significantly from the actual value earned.

Therefore, the Committee also takes into consideration average realizable compensation, which measures actual salary and annual incentives earned over a three year period, combined with the in-the-money value of equity awards granted over the same period. The Committee compares this to average target total direct compensation, which is comprised of salary, annual incentive target and the grant date value of long-term incentives. The examination of realizable compensation takes into account short term Corporate and individual performance (as generally measured by the Company’s annual incentive plan) and longer-term performance (as generally measured by changes in the Company’s stock price). Realizable compensation captures the impact of Owens Corning’s current share price performance on previously granted long-term incentive awards by using the in-the-money value of these awards, rather than a grant date fair value. The in-the-money value is determined by using the company’s stock price on at the end of each three year period. This directly compares the executive’s potential benefit with the return our stockholders receive by investing in our stock over the same period. The Committee, therefore, views realizable compensation as very relevant to its assessment of our compensation program’s alignment with stockholders’ long-term interests.

Three Year History of CEO Average Realizable Compensation

Pay Element	Calculation Methodology	2012	2013	2014
Base Salary	Average base salary paid in the year shown and each of the prior two years	$1,002,778	$1,036,111	$1,072,222

Annual Incentive	Average actual annual incentive earned for the year shown and each of the prior two years	$845,175	$983,200	$717,192

Stock Awards	Average value of vested and unvested restricted share awards granted in the year shown and each of the prior two years, based upon the share price at the end of the year shown	$2,724,930	$2,599,293	$2,198,734

Option Awards	Average in-the-money value of stock option awards (vested and unvested) granted in the year shown and each of the prior two years, based upon the share price at the end of the year shown	$716,650	$467,531	$70,997

Performance Share Units	Average value of the performance share units payable based upon the three year period ending in the year shown, plus the target value of PSUs granted in the following two years	$1,468,873	$935,338	$695,908

Other Compensation		$0	$0	$0

Total Average Realizable Compensation		$6,758,406	$6,021,474	$4,727,449

The chart below compares average realizable compensation for our CEO during each of the last three years with the target value of total direct compensation over the same period. Average realizable pay is strongly correlated to Owens Corning’s cumulative total return performance. As the chart indicates, average realizable pay for the CEO decreased by more than 30% from 2012 to 2014.

Pay Decisions for Named Executive Officers (NEOs)

In this section, we review and explain the 2014 compensation decisions for each of our NEOs.

In 2014, CIP funding for Corporate Performance was based upon adjusted EBIT. The funding targets were as follows:

Corporate Incentive Plan	Threshold Funding	Target Funding	Maximum Funding
Adjusted EBIT	$416	$505	$580

Actual adjusted EBIT performance in 2014 was $412 million, resulting in 0% funding of the Corporate component of the CIP.

Each of the NEO’s maximum award for the Individual Component (weighted at 25%) of the CIP is described below and is subject to downward discretion by the Committee based upon its assessment of individual performance of each NEO. Factors considered in assessing individual performance include: the performance of business or functional areas for which the individual is accountable, achievement of pre-determined goals, impact on the organization and talent development. Individual performance is based on a discretionary holistic assessment of the NEO’s overall performance. The Committee determines the CEO’s individual award based upon its assessment of the CEO’s performance for the year. For the other NEOs, the assessment is made by the

CEO for each NEO on an individual basis and reviewed and approved by the Committee. When assessing individual performance, the considerations by the CEO and the Committee include those referenced above when determining base salary, as well as a comparison among NEOs to determine their relative contributions to the Company’s business results-with the goal being to differentiate awards based on performance. The Committee received recommendations from the CEO, assessed his performance evaluation for each of the NEOs and applied its judgment consistent with the factors described above to review and approve the CIP payouts for each NEO for 2014. The table below summarizes each NEO’s target and actual Corporate component and maximum and actual individual component under the CIP for 2014.

	Corporate Performance		Individual Performance
	(75% Weighting)		(25% Weighting)
	Target Award	Actual Funding @ 0%	@ Max Opportunity	Actual Individual Award	Total 2014 CIP Award
Thaman	$993,750	$0	$662,500	$331,250	$331,250
McMurray	$281,250	$0	$187,500	$117,188	$117,188
Genis	$313,594	$0	$209,063	$156,797	$156,797
Smith	$252,875	$0	$168,583	$118,008	$118,008
Christy	$203,125	$0	$135,416	$67,708	$67,708

Long-Term Incentive grants to NEOs in 2014 consisted of three separate components: (1) Restricted Stock which vests at the rate of 25% per year over a four-year period (employees in certain foreign jurisdictions receive Restricted Stock Units); (2) Stock Options, which vest at the rate of 25% per year over a four-year period; and (3) Performance Stock Units (“PSUs”) which vest at the completion of the three-year performance period and participants receive a settlement of their individual grants based on the Company’s performance against pre-established performance criteria. The actual award consists of 50% Restricted Stock, 25% Stock Options and 25% PSUs. The performance criterion used to determine the number of PSUs ultimately received by the participants is total shareholder return relative to S&P 500 companies. Entry level funding (0% payout) begins at the 25th percentile. Target funding (100% payout) is achieved at the 50th percentile. Maximum funding (200% payout) is earned at the 75th percentile. Payout is capped at 100% if TSR is negative.

As noted above, 2015 grants were made in February 2015. Stock options were eliminated from the long term incentive mix. The Company introduced performance share units based upon three-year return on capital into the LTI mix. The actual award consists of 40% Restricted Stock, 35% performance share units based upon three year return on capital performance and 25% PSUs based upon total shareholder return relative the S&P Building & Construction Select Industry Index.

The value of actual 2015 LTIP grants for the NEOs versus targeted levels (e.g. generally market median practices) are described below. The factors used in determining actual awards versus targeted levels were substantially similar to those individual criteria discussed above, in the “Annual Incentive Compensation” section. The stock price on the grant date was used to value all LTIP grants, together with a standard Black-Scholes value of 33% for stock options. The actual accounting charge for these awards is determined under ASC Topic 718 and may be more or less than the standardized value Owens Corning uses internally for grant size determination.

	Target 2015 LTIP	Actual 2015 LTIP Award
Thaman	$4,400,000	$4,400,000
McMurray	$1,060,500	$1,100,000
Genis	$1,176,000	$1,200,000
Smith	$776,000	$900,000
Christy	$672,000	$650,000

For the LTIP performance cycle beginning in 2012 and ending in 2014, funding criteria for the performance share units were based solely on the Company’s stock price performance versus the companies in the S&P 500. Over the performance period, Owens Corning’s stock performed at the 15th percentile versus the S&P 500, resulting in zero funding.

CEO Total Direct Compensation Decisions, 2012-2014

Michael Thaman, President & Chief Executive Officer

	Year-End Decisions
Compensation Element	2012	2013	2014
Base Salary	$1,050,000	$1,075,000	$1,110,000
Annual Incentive Award	$156,300	$1,664,075	$331,250
Long-Term Incentive Award	Reflects Feb. 2013 Grant	Reflects Feb. 2014 Grant	Reflects Feb. 2015 Grant
Restricted Shares	$2,394,000	$2,250,000	$1,776,000
Stock Options	$1,197,000	$1,125,000	$0
Performance Share Units	$1,197,000	$1,125,000	$2,664,000
Total	$5,994,300	$7,239,075	$5,881,250

2014 NEO Total Direct Compensation

The following table summarizes the Committee’s decisions for the 2014 performance year. Unlike the Summary Compensation Table, which includes the long-term incentive awards granted in calendar year 2014, total direct compensation shown in the following table instead includes long-term incentive awards granted in February 2015, reflecting a more appropriate assessment of 2014 performance.

Compensation Element (in thousands)	McMurray	Genis	Smith	Christy
Base Salary	$535,000	$580,000	$515,000	$440,000
Annual Incentive	$117,188	$156,797	$118,008	$67,708
Restricted Shares	$440,000	$480,000	$360,000	$260,000
Performance Share Units	$660,000	$720,000	$540,000	$390,000
Total Direct Compensation	$1,752,188	$1,936,797	$1,533,008	$1,157,708

Michael C. McMurray, Senior Vice President & Chief Financial Officer

Key accomplishments and progress towards his 2014 goals for Mr. McMurray include:

•	Acquisition and onboarding of talent for key roles heading up Owens Corning’s Tax and Corporate Development Departments

•	Significant progress in leadership development programs to internally resource the next generation of Finance leaders

•	Implemented quarterly dividend program

•	Excellent visibility, engagement and accessibility to investors, employees and community

As a result of his assessment of Mr. McMurray’s performance, Mr. Thaman recommended the Committee approve a 31% payout of annual Corporate Incentive Plan for him. This is comprised of 0% funding for the Corporate component of the award opportunity and 125% funding of the individual component. The Committee approved this award of $117,188. In addition, the Committee approved a long-term incentive award of $1,100,000, granted in February 2015.

For 2015, Mr. McMurray also received a salary increase from $505,000 to $535,000 to better align with competitive market practice.

Arnaud P. Genis, Group President, Composites Business

Key accomplishments and progress towards his 2014 goals for Mr. Genis include:

•	Significant margin enhancement achieved by creating additional value for our customers and optimizing price, volume and product mix

•	Strong product launches and progress in material science resulting in solutions that increased revenue growth, margin and value to our customers

•	Completed the achievement of 75% low delivered cost by optimizing manufacturing assets

•	Record manufacturing performance in the Composites business

As a result of his assessment of Mr. Genis’s performance, Mr. Thaman recommended the Committee approve 38% payout of annual Corporate Incentive Plan for him. This is comprised of 0% funding for the Corporate component of the award opportunity and 150% funding of the individual component. The Committee approved this award of $156,797. In addition, the Committee approved a long-term incentive award of $1,200,000, granted in February 2015.

For 2015, Mr. Genis also received a salary increase from $560,000 to $580,000 to better align with competitive market practice.

Daniel T. Smith, Senior Vice President, Organization & Administration

Key accomplishments and progress towards his 2014 goals for Mr. Smith include:

•	Key role as coach and counsel to senior business leaders

•	Strong progress in leadership development resulting in Owens Corning recognized as one of the top 25 companies for leaders

•	Excellent execution of talent and succession planning agenda

•	Significant improvement in efficiency and value add of Information Systems with large reduction in overall spend

As a result of his assessment of Mr. Smith’s performance, Mr. Thaman recommended the Committee approve 35% payout of annual Corporate Incentive Plan for him. This is comprised of 0% funding for the Corporate component of the award opportunity and 140% funding of the individual component. The Committee approved this award of $118,008. In addition, the Committee approved a long-term incentive award of $900,000, granted in February 2015.

For 2015, Mr. Smith also received a salary increase from $485,000 to $515,000 to better align with competitive market practice.

John W. Christy, Senior Vice President, General Counsel & Secretary

Key accomplishments and progress towards his 2014 goals for Mr. Christy include:

•	Successful management of key litigation

•	Recruitment, onboarding and development of key legal staff

•	Leadership in labor relations, resulting in several new collective bargaining agreements

•	Stewardship of environmental liabilities

As a result of his assessment of Mr. Christy’s performance, Mr. Thaman recommended the Committee approve 25% payout of annual Corporate Incentive Plan for him. This is comprised of 0% funding for the Corporate component of the award opportunity and 100% funding of the individual component. The Committee approved this award of $67,708. In addition, the Committee approved a long-term incentive award of $650,000, granted in February 2015.

For 2015, Mr. Christy also received a salary increase from $420,000 to $440,000 to better align with competitive market practice.

Charles E. Dana

Mr. Dana resigned as an executive officer on October 31, 2014 and continued employment through year end. His 2014 Corporate Incentive Plan award of $114,844 is comprised of 0% funding for the Corporate component of the award opportunity and 100% funding of the individual component. This award reflects the CEO’s assessment of his 2014 performance with regard to certain objectives, including business unit financial performance, talent management and succession planning.

Further details of Mr. Dana’s 2014 compensation are included in the tables in the Executive Compensation section.

Stock Ownership Guidelines

Stock ownership guidelines for our officers and directors are designed to closely link their interests with those of our stockholders. These stock ownership guidelines provide that each NEO must own stock with a value of two to six times his or her base salary, depending on position. Officers must retain 100% of after-tax shares received through LTIP grants until the ownership guideline is met. Outside Directors are required to own shares with a value of $300,000. As of the date of this Proxy Statement, all NEOs hold stock in excess of the ownership guidelines applicable to our officers, and all Outside Directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines applicable to our directors. For further details on actual ownership, please refer to the Security Ownership of Certain Beneficial Owners and Management table on page 22.

Risk Assessment

The Committee believes that although the majority of compensation provided to NEOs is performance-based, our executive compensation programs do not encourage behaviors that pose a material risk to the Company. The design of the programs encourages balanced focus on both the short-term and the long-term operational and financial goals of the Company. The Company performed an in-depth review of all aspects of all of the Company’s global compensation programs and reviewed the results with the Compensation Committee in 2013.

Timing of Equity Awards

The Company does not have any program, plan or practice to time equity grants in coordination with the release of material, non-public information. Annual awards of restricted stock, stock options and PSUs are granted on the date of the Committee’s annual February meeting. The Company may also grant equity awards to newly-hired or promoted executives, effective on the start or promotion date.

Perquisites

The NEOs participate in the same health care, and other employee benefit programs that are generally available for all salaried employees. The Committee has eliminated executive perquisites. The Company contributes to Mr. Genis’ government-sponsored French pension, as it does for other French employees who have relocated to the United States. Mr. Genis does not participate in the Company’s 401(k) plan.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan under which certain employees, including NEOs, are permitted to defer receipt of some or all of their base salary and cash incentive awards under the CIP and LTIP. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or Owens Corning stock. In 2014, the Company did not match amounts that were deferred by participants. The deferred compensation plan is not funded, and participants have an unsecured commitment from the Company to pay the amounts due under the plan. When such payments become distributable, the cash will be distributed from general assets.

In addition, certain employees, including NEOs, may defer receipt of some or all of their stock-based awards granted under the LTIP.

We provide this benefit in an effort to maximize the tax efficiency of our compensation program. We believe that this benefit is an important retention and recruitment tool as many of the companies with which we compete for executive talent provide similar plans to their executive employees.

Post-Termination Compensation

Severance Agreements

We have entered into severance agreements with our officers, including the NEOs. These agreements were approved by the Committee. The severance agreements were adopted for the purpose of providing for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without cause as this term is defined in the severance agreements. We believe that these agreements are important to recruiting and retaining our officers, as many of the companies with which we compete for executive talent have similar agreements in place for their executive employees. Based on practices among peer companies and consistent with the interests and needs of the Company, the Committee determined an appropriate level of severance payments and the circumstances that should trigger such payments. Therefore, the severance agreements with the NEOs provide, under certain termination scenarios, up to two years of pay and benefits. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid, depending on the terms of the individual executive’s agreement, either in the form of a one-time lump-sum payment or in the same manner as the regular payroll over a 24-month period. Health care coverage provided under the severance agreements is provided in kind. Additional specific information regarding potential payments under these severance agreements is found under the heading, “Potential Payments upon Termination or Change-in-Control.”

Clawback Policy

If the Board of Directors determines that a NEO has engaged in fraud, willful misconduct, or a violation of Company policy that caused or otherwise contributed to the need for a material restatement of the Company’s financial results, the Committee will review all performance-based compensation awarded to or earned by that NEO during the respective fiscal periods affected by the restatement. This review would include cash incentive awards and all forms of equity-based compensation. If the Committee determines that performance-based compensation would have been materially lower if it had been based on the restated results, the Committee will seek recoupment from the NEO as it deems appropriate based on a consideration of the facts and circumstances, and applicable laws and policies.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1 million on the amount of compensation we may deduct in any one year with respect to any covered employee under Section 162(m).

There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. Awards pursuant to our annual incentive plan, as well as grants of PSUs and stock options pursuant to our long-term incentive plan are intended to qualify as performance-based compensation meeting those requirements so that they are fully tax deductible. Restricted stock that is subject only to time-based vesting is not generally considered performance-based under Section 162(m) of the Tax Code, and, as a result, if the portion of these awards that becomes taxable to any covered employee, when combined with base salary and other non-performance-based compensation, exceeds $1 million, these awards would not be tax deductible by the Company. Because Section 162(m) restricts the Committee to the exercise of only “negative” discretion with regard to the “Individual” component of our annual incentive plan, this component of the pool funds at maximum upon threshold levels of company profitability, and the Committee then exercises negative discretion as described above.

Disclosure of Specific Incentive Targets

With respect to both the CIP and LTIP, detail on the specific financial performance targets under these criteria for performance periods completed during the reporting period has been disclosed above. However, specific performance targets for ongoing and future performance periods are not disclosed because they are substantially based on the prospective strategic operations plans and corporate objectives of the Company, and disclosure of these prospective specific performance targets is not material to an understanding of our NEO compensation for 2014. Such performance goals do not have a material impact on the compensation actually received in, or attributable to, the 2014 reported period. As described above, and as evidenced by the targets and outcomes described for the completed performance periods for the incentive compensation plans, the performance targets selected have a degree of difficulty which the Committee considers to be challenging but achievable. The Committee establishes the goals at the beginning of the performance period at levels that reflect our internal, confidential operations plan. These goals are within the ranges of what we have publicly disclosed for completed performance periods, and accordingly require a high level of financial performance in the context of the current business climate and over the performance periods to be achieved.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis appearing in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By Compensation Committee:

James J. McMonagle, Chairman

Cesar Conde

J. Brian Ferguson

F. Philip Handy

Edward F. Lonergan

Suzanne P. Nimocks

NAMED EXECUTIVE OFFICER COMPENSATION

2014 Summary Compensation Table

The following tables provide information on total compensation paid to the Chief Executive Officer, the Chief Financial Officer and certain other officers of Owens Corning (the “NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Michael H. Thaman	2014	1,104,167	—	3,579,927	1,724,025	331,250	19,000	94,228	6,852,597
President, Chief Executive	2013	1,070,833	—	4,005,252	1,628,840	1,794,283	—	20,400	8,519,608
Officer and Chairman of the Board	2012	1,041,667	—	3,901,534	1,563,648	1,249,635	19,000	20,000	7,795,484

Michael C. McMurray	2014	500,000	—	832,124	401,955	117,188	—	33,436	1,884,703
Senior Vice President and	2013	475,000	—	839,129	340,920	492,147	—	20,157	2,167,353
Chief Financial Officer	2012	357,500	—	277,032	111,471	130,350	—	19,288	895,641

Arnaud P. Genis (5)	2014	557,500	—	915,935	440,055	156,797	—	114,984	2,185,271
Group President,	2013	541,667	—	916,695	375,012	517,326	—	93,072	2,443,772
Composite Solutions Business	2012	508,920	125,420	1,821,334	328,305	153,272	—	136,506	3,073,757

Daniel T. Smith	2014	481,667	—	598,650	287,655	118,008	—	32,704	1,518,684
Senior Vice President,	2013	458,333	—	571,172	231,068	457,459	—	20,400	1,738,432
Human Resources	2012	423,335	—	681,037	273,333	232,044	—	20,000	1,629,749

John W. Christy	2014	416,667	—	478,920	230,505	67,708	5,000	29,800	1,228,600
Senior Vice President and General Counsel

Charles E. Dana	2014	612,500	—	993,759	480,060	114,844	842,000	40,560	3,083,723
Former Group President,	2013	596,667	—	1,001,313	409,104	642,216	—	20,400	2,669,700
Building Materials Group	2012	575,003	—	1,085,042	435,195	379,847	413,000	20,000	2,908,087

(1)	The amounts reflected in these columns consist of restricted stock, non-qualified stock options and equity-based performance stock units granted under the Owens Corning Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock and option awards made during the year. Performance stock units granted during 2014 are reflected in the column at the full fair value based on the probable outcome of the performance criteria for the award on the grant date. The grant date values of the performance stock units at the maximum possible payout are as follows: Mr. Thaman: $2,251,470; Mr. McMurray: $523,335; Mr. Genis: $576,045; Mr. Smith: $376,500; Mr. Christy, $301,200 and Mr. Dana; $624,990. See Note 20 to the Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations. For further information on the 2014 awards, see the 2014 Grants of Plan-Based Awards table below.
(2)	The amounts reflected in this column generally consist of amounts of cash incentive compensation received under the CIP and the LTIP for the reporting period. The cash based LTIP for the three-year performance period beginning on January 1, 2012 and ending on December 31, 2014 did not produce a payout. Therefore, the amounts in column (g) above reflect awards under the 2014 CIP to each NEO.
(3)	The amounts reflected in this column consist of the increase in actuarial value of each NEO’s pension benefits in 2014. The total accrued pension value is reflected in the Pension Benefits table below.
(4)	For 2014, the amounts shown for Mr. Thaman, Mr. McMurray, Mr. Smith, Mr. Christy and Mr. Dana, represent contributions made by the Company to the qualified savings plan and cash dividends accrued on unvested restricted stock. For 2014, the amount shown for Mr. Genis represents the Company’s contribution to the Voluntary French Pension Plan on his behalf and cash dividends accrued on unvested restricted stock. The contributions for Mr. Genis were made in Euros, and the amount shown was converted to US dollars based on the December 31, 2014 exchange rate.
(5)	Mr. Genis’ 2012 compensation was paid in Euros and, for purposes of this table, was converted to dollars using the exchange rate on December 31, 2012.
(6)	The amount shown for 2012 reflects payments made to Mr. Genis in relation to his relocation from France to the United States.

2014 Grants of Plan-Based Awards Table

The following table provides information regarding threshold, target and maximum award levels under the various compensation and incentive plans applicable to the NEOs. The narrative that follows describes such programs as reflected in the table. Actual awards for the 2014 CIP are reflected in Column (g) of the Summary Compensation Table and footnotes to the table. Funding and individual award amounts are determined as described in the narrative to these tables.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Michael H. Thaman	2014 CIP (1)	—	1,325,000	2,650,000
	2014 RS (2)							59,800			2,251,470
	2014 PSU (3)				—	29,900	59,800				1,328,457
	2014 SO (4)								90,500	$37.65	1,724,025

Michael C. McMurray	2014 CIP (1)	—	375,000	750,000
	2014 RS (2)							13,900			523,335
	2014 PSU (3)				—	6,950	13,900				308,789
	2014 SO (4)								21,100	$37.65	401,955

Arnaud P. Genis	2014 CIP (1)	—	418,125	836,250
	2014 RS (2)							15,300			576,045
	2014 PSU (3)				—	7,650	15,300				339,890
	2014 SO (4)								23,100	$37.65	440,055

Daniel T. Smith	2014 CIP (1)	—	337,167	674,334
	2014 RS (2)							10,000			376,500
	2014 PSU (3)				—	5,000	10,000				222,150
	2014 SO (4)								15,100	$37.65	287,655

John W. Christy	2014 CIP (1)	—	270,833	541,666
	2014 RS (2)							8,000			301,200
	2014 PSU (3)				—	4,000	8,000				177,720
	2014 SO (4)								12,100	$37.65	230,505

Charles E. Dana	2014 CIP (1)	—	459,375	918,750
	2014 RS (2)							16,600			624,990
	2014 PSU (3)				—	8,300	16,600				368,769
	2014 SO (4)								25,200	$37.65	480,060

(1)	Reflects annual incentive opportunity under the CIP for the performance period commencing in 2014. Actual amounts paid out under the 2014 CIP are reflected in Column (g) of the Summary Compensation Table. Funding and individual award amounts are determined as described in the narrative to these tables. The CIP provides no payout at or below threshold funding. Incentive payments are made only where plans fund above threshold.
(2)	Reflects restricted stock awards granted on February 5, 2014.
(3)	Reflects long-term incentive opportunity under the Stock Plan for performance period commencing in 2014. Performance stock units (PSU) were granted on February 5, 2014. Funding and individual award amounts are determined as described in the narrative to these tables. PSU awards provide no payout at or below threshold funding. Shares are distributed only where the plan funds above threshold. The value of PSUs reflected in column (l) is the full fair value based on the probable outcome of the performance criteria for the award on the grant date. See Note 20 to the Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K for a discussion of the relevant assumptions made in such valuations.
(4)	Reflects stock option awards granted on February 5, 2014.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment, Severance and Certain Other Arrangements

During 2014, each of the NEOs participated in the Company’s compensation and benefits programs for salaried employees as described here and reflected in the tables and accompanying footnotes. Each NEO receives an annual base salary as reflected in the Summary Compensation Table above. The amount of such base salary as a component of the total compensation is established and reviewed each year by the Compensation Committee. Severance arrangements with each of the NEOs are as described below in the Potential Payments Upon Termination or Change-In-Control section of this Item.

Annual Corporate Incentive Plan (“CIP”)

Owens Corning maintains the CIP, in which all salaried employees participate, with specific Company performance criteria adopted annually. Each of the NEOs is eligible to receive annual cash incentive awards based on his or her individual performance and on corporate performance against annual performance goals set by the Compensation Committee. Under the CIP for the 2014 annual performance period, the funding measures set by the Compensation Committee were based on adjusted EBIT. Cash awards paid to the NEOs under the CIP for the 2014 performance period are reflected in Column (g) of the Summary Compensation Table and the footnote above and the range of award opportunities under the 2014 CIP is reflected in the Plan-Based Awards Table above.

Long-Term Incentive Program (“LTIP”)

Owens Corning maintains a LTIP applicable to certain salaried employees as selected by the Compensation Committee, including each of the NEOs. The plan is designed to align participant compensation with the attainment of certain longer-term business goals established by the Compensation Committee.

The plan utilizes Performance Stock Units with three-year performance cycles, adopted annually, with payouts under the program dependent upon corporate performance against performance goals set by the Company’s Compensation Committee for each cycle. The outstanding three-year cycles as of December 31, 2014 include: January 1, 2012 through December 31, 2014; January 1, 2013 through December 31, 2015; and January 1, 2014 through December 31, 2016. The LTIP for the cycle ending in 2014 did not produce a payout, as reflected in column (g) and footnotes of the Summary Compensation Table. Estimated future payouts of awards under the 2014-2016 cycle are reflected in the Plan-Based Awards Table above.

The award shown in the Plan-Based Awards Table represents the NEO’s opportunity to earn the amount shown in the “maximum” column of the table if the maximum performance goal established by the Compensation Committee at the beginning of the performance period are attained or exceeded during the performance period. In the event the maximum performance goal is not attained, then the NEOs may earn the amounts shown in the “target” column if the target level of performance is attained, or the amounts shown in the “threshold” column if the threshold level of performance is attained. Participants will earn intermediate amounts for performance between the maximum and target levels, or between the target and threshold levels, and will earn no amounts for performance at or below the threshold level.

For the performance period commencing in 2014, the LTIP award provides an award under the Owens Corning Stock Plan in three separate components: (1) Restricted Stock Awards granted under the Stock Plan as described below: recipients vest and restrictions lapse on these restricted stock awards 25% per year over four years, based upon continued tenure during the vesting period and without regard to the performance criteria; (2) Performance Stock Units awarded under the Stock Plan as described below: recipients vest in these

Performance Stock Units at the completion of the three-year performance period and receive a settlement of the award based on the performance of the Company against pre-established performance criteria. The Performance Stock Units are settled in Company common stock; and (3) Stock Options awarded under the Stock Plan as described below: recipients vest in these non-qualified options 25% per year over four years, based upon continued tenure during the vesting period and without regard to the performance criteria. The options expire no later than 10 years after grant.

Stock Plan

In 2013 the Company’s stockholders approved the Owens Corning 2013 Stock Plan, which replaced the Owens Corning 2010 Stock Plan. In this Notice and Proxy Statement, we refer to the stock plan in place at the relevant time as the “Stock Plan.” The Stock Plan provides for participation by employees, management and directors and authorizes grants of stock options, stock appreciation rights, stock awards, restricted stock awards, restricted stock units, bonus stock awards, performance stock awards and performance stock units. The 2013 Stock Plan document was filed in the 2013 Proxy Statement.

All grants of Restricted Stock or Restricted Stock Units, Performance Stock Units, and Stock Options, including those made as a part of the LTIP as described above are made under the Stock Plan.

The following table sets forth information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each NEO outstanding at the end of 2014.

2014 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b) (1)	(c) (2)	(d)	(e)	(f)	(g) (3)	(h) (4)	(i) (5)	(j) (4)
Michael H. Thaman						152,975	5,478,035	58,300	2,087,723
	150,000	—		30.00	10/30/2016
	226,400	—		13.89	2/4/2019
	130,700	—		25.45	2/3/2020
	76,200	25,400		33.96	2/2/2021
	51,200	51,200		33.73	2/1/2022
	21,500	64,500		42.16	2/6/2023
	—	90,500		37.65	2/5/2024
Michael C. McMurray						26,325	942,698	12,900	461,949
	3,075	—		13.89	2/4/2019
	8,900	—		25.45	2/3/2020
	5,025	1,675		33.96	2/2/2021
	3,650	3,650		33.73	2/1/2022
	4,500	13,500		42.16	2/6/2023
	—	21,100		37.65	2/5/2024
Arnaud P. Genis						65,300	2,338,393	14,150	506,712
	14,700	5,225		33.96	2/2/2021
	—	10,750		33.73	2/1/2022
	4,950	14,850		42.16	2/6/2023
	—	23,100		37.65	2/5/2024
Daniel T. Smith						24,800	888,088	9,050	324,081
	15,200	—		23.65	9/14/2019
	17,900	—		25.45	2/3/2020
	12,825	4,275		33.96	2/2/2021
	8,950	8,950		33.73	2/1/2022
	3,050	9,150		42.16	2/6/2023
	—	15,100		37.65	2/5/2024
John W. Christy						18,750	671,438	7,550	270,366
	1,325	—		25.45	2/3/2020
	4,200	1,400		33.96	2/2/2021
	6,850	6,850		33.73	2/1/2022
	2,700	8,100		42.16	2/6/2023
	—	12,100		37.65	2/5/2024
Charles E. Dana						41,267	1,477,771	15,400	551,474
	70,000	—		30.00	10/30/2016
	35,700			25.45	2/3/2020
	20,250	6,750		33.96	2/2/2021
	14,250	14,250		33.73	2/1/2022
	5,400	16,200		42.16	2/6/2023
	—	25,200		37.65	2/5/2024

(1)	Vested options expire on the tenth anniversary of the grant date.
(2)	These options vest 25% per year over 4 years.
(3)	Restricted stock granted under the 2011, 2012, 2013 and 2014 LTIP vests 25% per year over four years.
(4)	Market value reflects the closing price of the Company’s common stock as of the last trading day of 2014.
(5)	Reflects outstanding stock-settled Performance Stock Units under the LTIP, at target performance.

2014 Option Exercises and Stock Vested

The following table sets forth the required information on the NEO’s stock awards that vested during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Michael H. Thaman	—	—	69,450	2,612,480
Michael C. McMurray	—	—	11,955	472,521
Arnaud P. Genis	33,125	721,323	11,850	446,999
Daniel T. Smith	—	—	10,750	404,120
John W. Christy	—	—	5,825	219,993
Charles E. Dana (2)	61,800	1,270,250	18,625	700,224

(1)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired upon vesting by the closing market price of Owens Corning common stock on the vesting date.
(2)	Mr. Dana elected to defer 3,550 of the stock awards that vested during the fiscal year. He elected to receive these shares in five annual installments following termination, subject to the requirements of Section 409A of the Internal Revenue Code.

2014 Pension Benefits

The following table sets forth the required information regarding pension benefits for the NEOs as of the year ended December 31, 2014.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (5)	Payments During 2013 Fiscal Year ($)
Michael H. Thaman	Qualified Plan (1)	17.37	113,000	—
	Top-Hat Plan (2)	17.37	485,000	—

	Total		598,000	—

Michael C. McMurray	Qualified Plan (1)	1.08	8,000	—
	Top-Hat Plan (2)	1.08	1,000	—

	Total		9,000	—

Daniel T. Smith	Qualified Plan (1)	0.30	4,000	—

	Total		4,000	—

John W. Christy	Qualified Plan (1)	13.33	112,000	—
	Top-Hat Plan (2)	N/A	42,000	—

	Total		154,000	—

Charles E. Dana	Qualified Plan (1)	14.13	130,000	—
	Top-Hat Plan (2)	14.13	198,000	—
	SERP (3) (4)	21.56	2,834,000	—

	Total		3,162,000	—

(1)	Refers to benefits under the Company’s Cash Balance Plan or, if greater, under the Company’s Prior Plan as discussed below.
(2)	Refers to benefits under the Company’s non-qualified Supplemental Plan.
(3)	Refers to benefits under the Company’s Supplemental Executive Retirement Plan.
(4)	Mr. Dana had a specific individual arrangement with Owens Corning (pursuant to a written agreement with the Company) that provides a supplemental pension benefit based on Owens Corning’s pension plan formula in existence on his employment date, determined as if he had earned 1.5 years of service for each year worked, provided that he remained an Owens Corning employee for no less than 10 years following his November 1995 employment date. Mr. Dana’s individual supplemental pension arrangement as described here was frozen as of March 31, 2010.
(5)	These values are calculated in accordance with requirements of the Statement of Financial Accounting Standards No. 158.

Owens Corning maintains a tax-qualified noncontributory defined benefit cash balance pension plan (the “Cash Balance Plan”) covering certain salaried and hourly employees in the United States, including each of the NEOs. The Cash Balance Plan was adopted by Owens Corning in replacement of the qualified Salaried Employees’ Retirement Plan maintained prior to 1996, which we refer to as the “Prior Plan.” The Prior Plan provided retirement benefits primarily on the basis of age at retirement, years of service and average earnings from the highest three consecutive years of service. Under the Cash Balance Plan, each year prior to January 1, 2010, eligible employees generally earned a benefit of 4% of such employee’s covered pay. This was referred to under the Cash Balance Plan as a “Pay Credit.” Covered pay was defined generally as base pay and certain annual incentive compensation amounts payable during the year. Effective January 1, 2010, the Cash Balance Plan was amended to eliminate Pay Credit accruals and was closed to new participation. Accrued benefits continue to earn monthly interest based on the average interest rate for five-year United States treasury securities. Employees with an accrued benefit under the Cash Balance

Plan vest in that benefit once they have completed three years of service. Vested employees may receive their benefit under the Cash Balance Plan as a lump sum or as a monthly payment when they leave the Company.

As the Company transitioned from the Prior Plan to the current Cash Balance Plan, participating employees who were at least age 40 with 10 years of service as of December 31, 1995 became entitled to receive the greater of their benefit under the Prior Plan frozen as of December 31, 2000, or under the Cash Balance Plan.

Each NEO would have been entitled to payment of their vested accrued benefit under the tax-qualified plan in the event of a termination occurring on December 31, 2014, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $154,001; Mr. McMurray, $11,728; Mr. Dana, $146,988; Mr. Smith, $5,183, and Mr. Christy, $134,019. Mr. Genis does not participate in the plan.

In addition to the tax-qualified pension plan, Owens Corning maintains supplemental pension benefits, including the Supplemental Plan that pays eligible employees leaving the Company the difference between the benefits payable under Owens Corning’s tax-qualified pension plan and those benefits that would have been payable except for limitations imposed by the Internal Revenue Code. The Supplemental Plan was amended to eliminate future accruals and was closed to new participation effective January 1, 2010. The NEOs participate in both the tax-qualified pension plan and the Supplemental Plan.

Each NEO would have been entitled to payment of their vested accrued benefit under the Supplemental Plan in the event of a termination occurring on December 31, 2014, valued as a lump-sum payable as of that date as follows: Mr. Thaman, $662,097; Mr. McMurray, $1,500; Mr. Dana, $224,318; and Mr. Christy, $50,832. Mr. Genis and Mr. Smith do not participate in the Supplemental Plan.

In addition to the Supplemental Plan, Owens Corning also maintains a Supplemental Executive Retirement Plan (the “SERP”) as a supplemental pension benefit covering certain employees and NEOs who joined Owens Corning in mid-career. The SERP provides for a lump-sum payment following termination of employment equal to a multiple of the covered employee’s Cash Balance Plan balance minus the present value of retirement benefits attributable to prior employment. Although such offsets may occur upon retirement, amounts shown in the above table do not reflect any such offset.

Mr. Dana would have been entitled to payment of his vested accrued benefit under the SERP in the event of a termination occurring on December 31, 2014, in a lump-sum of $2,834,000 payable as of that date. His credited service for this benefit was frozen as of March 31, 2010, Messrs. Thaman, McMurray, Genis, and Smith do not participate in the SERP.

Nonqualified Deferred Compensation

The Company has established a Deferred Compensation Plan under which eligible officers, including the NEOs, are permitted to defer some or all of their cash incentive compensation and up to 80% of their base salary. Officers may defer compensation until their separation from the Company, or may designate a set deferral period between two and ten years. They may elect to take their distribution as a lump sum, five annual installments, ten annual installments, or a set dollar amount.

Officers may choose among mutual funds offered in the 401(k) plan, as well as Owens Corning stock, for hypothetical investment of their account. Deferred amounts are credited with earnings or losses based on the rate of return of specified mutual funds and/or the value of Owens Corning stock. In 2014, the Company did not contribute or match amounts that were deferred by participants. NEOs who do not participate have been omitted from the table.

2014 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(b)	Registrant Contributions in Last Fiscal Year ($)(c) (1)	Aggregate Earnings in Last Fiscal Year ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last Fiscal Year End ($)(f)
Michael H. Thaman (2)	132,500	—	3,849	—	136,349
Michael C. McMurray (3)	24,996	—	724	—	25,720
Daniel T. Smith (4)	72,451	—	6,455	—	167,164
John W. Christy (5)	20,832	—	562	—	21,394
Charles E. Dana (6)	42,860	—	44,196	—	863,442

(1)	The Company did not contribute to the Plan in 2014.
(2)	This amount reflects the deferral of a portion of Mr. Thaman’s base salary for 2014. These amounts were reflected as compensation on the Summary Compensation Table.
(3)	This amount reflects the deferral of a portion of Mr. McMurray’s base salary 2014. These amounts were reflected as compensation on the Summary Compensation Table.
(4)	This amount reflects the deferral of a portion of Mr. Smith’s base salary and CIP for 2014. These amounts were reflected as compensation on the Summary Compensation Table.
(5)	This amount reflects the deferral of a portion of Mr. Christy’s base salary for 2014. These amounts were reflected as compensation on the Summary Compensation Table.
(6)	This amount reflects the deferral of a portion of Mr. Dana’s base salary for 2014. These amounts were reflected as compensation on the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company has entered into certain agreements and maintains certain plans under which the Company would provide compensation to NEOs in the event of a termination of employment or a change in control of the Company. The payment and benefit levels disclosed in the table below are determined under the various triggering events pursuant to these agreements that both define what constitutes the triggering event and provides those payments that would be due upon the occurrence of such events.

Severance agreements have been executed with Messrs. Thaman, McMurray, Dana, Genis, Smith and Christy. The severance agreements in place provide, under certain termination scenarios as reflected in the table below, for the payment of an amount equal to two times base salary and annual incentive compensation amounts plus continuation of health insurance coverage for a maximum period of one year. Mr. Thaman’s previous eligibility for reimbursement with respect to certain taxes if applicable to the severance payments has been discontinued. The severance agreements provide for payments upon a change in control only if the individual is also terminated for reasons other than cause in connection with the change in control. Payments under the severance agreements are made in cash and are paid, depending upon the terms of the individual NEO’s agreement, either in the form of a one-time lump-sum payment or in the same manner as the regular payroll payments over a 24-month period. Health care coverage provided under the severance agreements is provided in-kind.

The CIP and the LTIP each contain provisions that require continued employment during the performance period in order to be eligible to receive a payout under the plans, absent a change in control. However, for death, disability or retirement which occurs during the performance period, the participant may receive a pro-rated CIP award for that performance period. CIP payments are made in one-time, lump-sum payments of cash.

The Owens Corning Stock Plan provides, under certain circumstances as described above, for acceleration of vesting of restricted stock and option awards. Accelerated vesting of outstanding restricted stock and option awards may only occur upon death, disability or a change in control.

The NEOs are entitled, upon or following their termination, to their accrued benefits under the SERP or the Supplemental Plan arrangements as described above. NEOs would also be entitled to the normal vested pension benefits and other vested benefits which are generally available to all salaried employees who terminate employment with the Company under various circumstances.

Upon the occurrence of any triggering event, the payment and benefit levels would be determined under the terms of the agreement. The specific definitions of the triggering events are set forth in detail in the agreements which have been filed as exhibits to prior disclosures. In addition, severance payments are paid contingent upon confidentiality, a mutual release and an agreement not to compete. Each of the retirement payments of vested accrued benefits that would have occurred upon a termination event described herein are set forth in the narrative to the 2014 Pension Benefits Table above.

PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

(assumes termination or Change-in-Control as of December 31, 2014)

($ in thousands)

Event and Amounts	Michael H. Thaman	Michael C. McMurray	Arnaud P. Genis	Daniel T. Smith	John W. Christy	Charles E. Dana (4)
Voluntary Termination
No other payments due	—	—	—	—	—	—

Retirement
No other payments due	N/A	N/A	N/A	N/A	N/A	N/A

Involuntary Termination for Cause
No other payments due	22	0	0	0	0	0

Involuntary Not-For-Cause Termination
CIP	331	94	105	84	68	115
Restricted Stock Awards (1)	—	—	—	—	—	—
Option Awards (1)	—	—	—	—	—	—
Performance Stock Units (2)	—	—	—	—	—	—
Cash Severance	4,707	1,760	1,956	1,644	1,382	2,149
Health Care Continuation (3)	22	7	—	11	11	11
Outplacement Services (3)	22	22	22	22	22	22

Termination Upon a Change-in-Control
CIP	331	94	105	84	68	115
Restricted Stock Awards (1)	5,478	943	2,338	888	671	1,471
Option Awards (1)	153	11	32	27	17	42
Performance Stock Units (2)	4,175	924	1,013	648	541	1,103
Cash Severance	4,707	1,760	1,956	1,644	1,382	2,149
Health Care Continuation (3)	22	7	—	11	11	11
Outplacement Services (3)	22	22	22	22	22	22

Change-in-Control with No Termination
Restricted Stock Awards (1)	5,478	943	2,338	888	671	1,478
Option Awards (1)	153	11	32	27	17	42
Performance Stock Units (2)	4,175	924	1,013	648	541	1,103

Pre-Retirement Death
CIP	331	94	105	84	68	115
Restricted Stock Awards (1)	5,478	943	2,338	888	671	1,478
Option Awards (1)	153	11	32	27	17	42

(1)	For Stock and Option awards, vesting is incremental over a four-year period and any non-vested portion is forfeited upon termination. Vesting on these Stock and Option awards is only accelerated in the case of death, disability, or change in control, and no options may vest earlier than one year from grant except in the case of a change in control. The value of awards at vesting is uncertain and would reflect the then current value of the Company common stock and options then vesting. The amounts reflected in the table are calculated based on the closing stock price as of December 31, 2014.
(2)	Performance Stock Unit awards are not forfeited upon death or disability, but would vest in full as of the date of death or disability and payout would be determined consistent with performance only at the end of the performance period. The value of awards at the end of the performance period is uncertain and would reflect the performance against the established performance targets. For involuntary termination, voluntary termination, retirement or for termination for cause occurring before vesting, these awards would be forfeited. Payout of Performance Stock Unit awards is only accelerated in the case of a change-in-control. For this table it is assumed that Performance Stock Units would pay out at maximum for a change-in-control.
(3)	Where eligible for such benefits, the amount includes both health care continuation coverage and/or outplacement services. The value of health care continuation is based on the Company’s net plan cost and the coverage category in which the executive is enrolled; this value assumes that the executive continues to pay the employee portion of the premium. The value of outplacement services assumes the maximum services available under the severance agreement. As a practical matter the actual value of such services is typically substantially less than the maximum.
(4)	Upon Mr. Dana’s expected termination of employment in March 2015, he will be eligible to receive payments as detailed in the Involuntary Not-For-Cause scenario described above.

2014 NON-MANAGEMENT DIRECTOR COMPENSATION

The following table sets forth the compensation for 2014 of the non-management members of the Board of Directors. Employee directors do not receive additional compensation for such service. The narrative that follows the table describes the compensation programs applicable to the non-management directors during 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Total ($)
Norman P. Blake Jr.	83,000	125,000	208,000
Cesar Conde (5)	20,000	30,000	50,000
J. Brian Ferguson	—	215,000	215,000
Ralph F. Hake	96,000	144,000	240,000
F. Philip Handy	—	200,000	200,000
Ann Iverson	80,000	120,000	200,000
Edward F. Lonergan	—	200,000	200,000
James J. McMonagle	86,000	129,000	215,000
W. Howard Morris	80,000	120,000	200,000
Joseph F. Neely (4)	23,736	36,000	59,736
Suzanne P. Nimocks	80,000	120,000	200,000
Maryann T. Seaman (5)	20,000	30,000	50,000
John D. Williams	—	211,000	211,000

(1)	Includes the cash amount of the annual retainers for service on the Board in certain Board positions for 2014.
(2)	The amounts shown in this column relate to stock and deferred shares as the equity component of the directors’ retainers under the Stock Plan. The amounts shown reflect the aggregate grant date fair value with respect to all stock granted and deferred shares acquired during 2014.
(3)	During 2014, directors were entitled to quarterly payments of their retainers in the form elected by them prior to the beginning of the year. Directors were permitted to choose to be paid in cash or Company stock, with a minimum 60% stock requirement. As of December 31, 2014, the aggregate number of stock awards outstanding to each director, including stock and deferred shares, were as follows: Mr. Blake, 48,999; Mr. Conde, 939; Mr. Ferguson, 40,911; Mr. Hake, 44,869; Mr. Handy, 64,488; Ms. Iverson, 41,548; Mr. Lonergan, 7,591; Mr. McMonagle, 66,254; Mr. Morris, 36,147; Mr. Neely, 38,561; Ms. Nimocks, 7,024; Ms. Seaman, 939; and Mr. Williams, 12,821.
(4)	Mr. Neely retired from the Board on April 17, 2014.
(5)	Mr. Conde and Ms. Seaman joined the Board effective August 4, 2014.

During 2014, the Company compensated each non-management director pursuant to a new standard annual retainer arrangement that no longer involves the payment of meeting fees. This arrangement provides for an annual retainer and annual chair retainer as approved by the Compensation Committee. Each non-management director received an annual Board retainer of $200,000. The Chair of each Committee received an additional annual retainer of $15,000. The Lead Independent Director received an additional annual retainer in the amount of $25,000. All retainers are paid in a combination of stock and cash based on the director’s election with a minimum 60% stock requirement. Stock compensation for annual retainers may be deferred for issuance to the director upon the distribution date elected in writing prior to the start of the year. The annual retainers are otherwise paid on a quarterly basis. Non-management directors receive no perquisites.

Our stock ownership guidelines provide that each non-management director must own stock with a value of $300,000. As of the date of this Proxy Statement, all non-management directors with more than three years of tenure on the Board hold stock in excess of the ownership guidelines.

Owens Corning established a Deferred Compensation Plan, effective January 1, 2007, under which non-management directors have been permitted to defer some or all of their cash compensation for annual retainer, annual chair retainer and meeting fees. Such deferred cash compensation will be credited to an individual account and will accrue gains or losses under notional investment funds available under the plan and as selected by the director (the available fund options include a fund indexed to Company common stock). The Company does not contribute, nor does it match, any amounts deferred by directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information regarding Owens Corning’s equity compensation plans as of December 31, 2014, is as follows:

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,754,895	$31.04	2,447,176
Equity compensation plans not approved by security holders	—	—	—

Total	2,754,895	$31.04	2,447,176

(1)	Relates to the Owens Corning 2013 Stock Plan, which authorizes the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock awards and performance stock awards.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2015, subject to ratification by our stockholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer questions. They also have the opportunity to make a statement if they desire to do so.

We are asking our stockholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015. Although ratification is not required by our Bylaws or otherwise, the Board has submitted the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

PROPOSAL 3

ADVISORY VOTE TO APPROVE 2014 NAMED EXECUTIVE OFFICER COMPENSATION

The Company is presenting the following proposal, which gives stockholders the opportunity to cast a non-binding vote on the approval of the 2014 compensation of our named executive officers by voting for or against the resolution below. This resolution is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. Consistent with the preference expressed by our stockholders, the Company will hold this advisory vote on an annual basis until the next non-binding vote on the frequency with which advisory votes on the approval of named executive compensation should be held.

In considering your vote, we encourage you to review the Compensation Discussion and Analysis section in this Proxy Statement. The Company believes its compensation philosophy and programs are strongly linked to performance and results and appropriately aligned with the interests of stockholders.

•

Compensation opportunities are generally competitive with market median practices. Actual compensation levels may exceed target levels to the extent Company and individual performance exceeds expectations. In the event performance is below targeted levels, actual pay levels may be below target levels.

•	A significant majority of total compensation is performance-based.

•

Executives are appropriately focused on achieving annual financial and operational goals through the Company’s annual Corporate Incentive Plan and on maximizing stockholder value over the long term, through grants of restricted shares, stock options and performance share units.

Accordingly, the Company is asking stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2014 compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narratives and any related disclosure in the Proxy Statement.”

While our Board of Directors and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

The Board of Directors recommends that you vote FOR approval, on an advisory basis, of the 2014 compensation of our named executive officers.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2016 Annual Meeting of Stockholders, the proposal must be received by us at our principal executive offices at One Owens Corning Parkway, Toledo, Ohio 43659 by November 13, 2015. However, in the event that we hold our 2016 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2015 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received under Item 5 of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. The proposal should be sent to the attention of the Secretary of the Company.

Under our Bylaws, and as permitted by the rules of the SEC, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Stockholders. These procedures provide that for nominations of director nominees and/or another item of business to be properly brought before an Annual Meeting of Stockholders, a stockholder must give timely notice of such nomination or other item of business in writing to the Secretary of the Company at our principal executive offices and such other item of business must otherwise be a proper matter for stockholder action. If you are a stockholder and desire to introduce a nomination or propose an item of business at our 2015 Annual Meeting of Stockholders, you must deliver the notice of your intention to do so:

•

not earlier than December 18, 2015 and not later than January 17, 2016 if the date of the 2016 Annual Meeting is held within 30 days before or 60 days after the first anniversary of this year’s Annual Meeting;

•

if the date of the 2016 Annual Meeting is more than 30 days before or more than 60 days after the first anniversary of the date of this year’s Annual Meeting, not earlier than the 120th day prior to the date of the 2016 Annual Meeting and not later than the later of the 90th day prior to the date of the 2016 Annual Meeting and the 10th day following the day on which a public announcement of the date of the 2016 Annual Meeting is first made by the Company; or

•

in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors by January 7, 2016 only with respect to nominees for any new positions created by such increase, not later than the 10th day following the day on which such public announcement is made by the Company.

These time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. If we do not receive timely notice, or if we meet other SEC requirements, the persons named as proxies in the proxy materials relating to the meeting will use their discretion in voting at the meeting.

The Board is not aware of any matters that are expected to come before the 2015 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named as proxies intend to vote the proxies in accordance with their best judgment.

The chairman of the Annual Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Annual Meeting, your vote is important. Please vote on the Internet, by telephone or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

By order of the Board of Directors,

John W. Christy

Secretary

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO, U.S.A. 43659

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote
FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	James J. McMonagle 02 W. Howard Morris			03 Suzanne P. Nimocks
The Board of Directors recommends you vote FOR proposals 2. and 3.								For	Against	Abstain
2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.							☐	☐	☐
3.	To approve, on an advisory basis, 2014 named executive officer compensation.							☐	☐	☐
NOTE: The proxies are authorized to vote, at their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

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OWENS CORNING Annual Meeting of Stockholders April 16, 2015, 10:00 AM EDT This proxy is solicited by the Board of Directors

As to the undersigned’s stockholdings: The undersigned hereby appoints John W. Christy and Raj B. Dave as proxies, each with full power of substitution, to represent and vote as designated on the reverse side all the shares of Common Stock of Owens Corning held of record by the undersigned on February 25, 2015, at the Annual Meeting of Stockholders of Owens Corning to be held at Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019 on April 16, 2015, at 10:00 a.m. EDT, or any adjournment or postponement thereof.

This proxy when properly executed and timely received prior to the meeting will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the nominees in proposal 1 and for proposals 2 and 3. Whether or not direction is made, each of the proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side